                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                NATIONAL-STANDARD COMPANY
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                                 N/A
      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                COMMON STOCK
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                1,083,215
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                $1.00 (CASH PAYMENT TO SECURITY HOLDERS)
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $1,083,215
                ----------------------------------------------------------
           (5)  Total fee paid:
                $217
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                N/A
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                N/A
                ----------------------------------------------------------
           (3)  Filing Party:
                N/A
                ----------------------------------------------------------
           (4)  Date Filed:
                N/A
                ----------------------------------------------------------

[LOGO]

                                                              September 12, 2000

To the Shareholders of National-Standard Company:

    You are cordially invited to attend a Special Meeting of Shareholders of National-Standard Company (the "Company") to be held on September 22, 2000, as set forth in the attached Notice of Special Meeting of Shareholders. At this meeting you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which NS Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of The Heico Companies, LLC, a Delaware limited liability company ("Parent"), will be merged with and into the Company. Details of the proposed merger and other important information are contained in the accompanying proxy statement.

    The merger is the second and final step in the acquisition of the Company by Parent pursuant to the terms of the Merger Agreement. The first step was a tender offer by Purchaser for all the outstanding shares of common stock of the Company (the "Shares"). Upon expiration of the tender offer on August 4, 2000, Purchaser purchased 4,705,354 Shares (approximately 81.5% of the outstanding Shares) for $1.00 in cash per Share.

    In the merger, the Company's remaining shareholders (other than Parent and its subsidiaries) will receive the same consideration paid in the tender offer, $1.00 in cash, for each Share owned, and thereafter they will have no further equity interest in the Company.

    Your Board of Directors, after careful consideration, has approved the Merger Agreement and determined that the tender offer and the merger are fair to and in the best interests of the Company and its shareholders. In addition, the Board of Directors of the Company received a written opinion from U.S. Bancorp Piper Jaffray, Inc. that, as of the date of its opinion and subject to the matter described therein, the cash consideration of $1.00 per Share to be received by shareholders pursuant to the tender offer and the merger is fair to such shareholders from a financial point of view. The opinion is included as Annex B to the enclosed proxy statement and you are urged to read the opinion in its entirety. Your Board of Directors recommends that you vote FOR the approval and adoption of the Merger Agreement.

    Approval of the proposed merger requires the affirmative vote of the holders of a majority of the outstanding Shares. As a result of the completion of the tender offer, Purchaser owns and has the right to vote at the Special Meeting sufficient Shares to cause the Merger Agreement to be approved without the affirmative vote of any other shareholder. The Merger Agreement requires Purchaser to vote all of its Shares in favor of approving and adopting the Merger Agreement.

    We urge you to read the enclosed material carefully and request that you complete and return the enclosed proxy as soon as possible. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card.

                                          Sincerely yours,

                                          T. C. Wright
                                          SECRETARY

                           NATIONAL-STANDARD COMPANY

                                ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 22, 2000

                             ---------------------

                                                              September 12, 2000

To the Shareholders of National-Standard Company

    A Special Meeting of Shareholders of National-Standard Company will be held at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois, on September 22, 2000 at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 26, 2000 (the "Merger Agreement"), by and among Heico Holding, Inc., NS Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Heico Companies, LLC, a Delaware limited liability company ("Parent"), and National-Standard Company, an Indiana corporation (the "Company"), pursuant to which: (a) Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation; and
       (b) each outstanding share of the Company's common stock, par value $.01 per share (the "Shares"), other than Shares held by Parent, the Company or any of their respective subsidiaries, will be converted into the right to receive $1.00 in cash, without interest; and

    2. To consider and act upon any matters incidental to the foregoing and to transact such other business as may properly come before the meeting or any and all adjournments or postponements thereof.

    Only holders of record of Shares at the close of business on August 7, 2000 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

    Your attention is respectfully directed to the accompanying Proxy Statement. We urge you to read it carefully. Whether or not you expect to attend the meeting in person, please complete and return the enclosed proxy in the envelope provided. The proxy may be revoked at any time before it is exercised in the manner described in the Proxy Statement.

                                          BY ORDER OF THE BOARD
                                          OF DIRECTORS

                                          T. C. Wright
                                          SECRETARY

   PLEASE COMPLETE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT
     PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU INTEND TO
             BE PRESENT AT THE SPECIAL MEETING. NO POSTAGE IS
                    REQUIRED IF MAILED IN THE UNITED STATES.

      PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                           NATIONAL-STANDARD COMPANY

                                PROXY STATEMENT

                             ---------------------

                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 22, 2000

                             ---------------------

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of National-Standard Company to be used at a Special Meeting of Shareholders to be held at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois, on
September 22, 2000, at 10:00 a.m., local time, and any adjournments or postponements thereof.

    The purpose of the Special Meeting is to consider and act upon a proposal recommended by the Board of Directors of the Company to approve and adopt an Agreement and Plan of Merger, dated as of June 26, 2000 (the "Merger Agreement"), by and among Heico Holding, Inc., a Delaware corporation ("Heico"), NS Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Heico Companies, LLC, a Delaware limited liability commpany ("Parent"), and National-Standard Company, an Indiana corporation (the "Company"), pursuant to which Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation and each outstanding share of common stock, par value $.01 per share, of the Company (the "Shares"), other than Shares held by Parent, the Company or any of their respective subsidiaries, will be converted into the right to receive $1.00 in cash, without interest thereon. A copy of the Merger Agreement is included in this Proxy Statement as Annex A.

    Purchaser was formed at the direction of Parent for the purpose of entering into the Merger Agreement and effecting the transactions contemplated thereby. For further information regarding Parent and Purchaser, see "Information Concerning Parent and Purchaser."

    Pursuant to the Merger Agreement, as the first step in the acquisition of the Company by Parent and Purchaser, on July 10, 2000, Purchaser commenced a cash tender offer (the "Offer") for all of the outstanding Shares at $1.00 per Share in cash. After expiration of the Offer on August 4, 2000, Purchaser purchased 4,705,354 Shares, constituting approximately 81.5% of the outstanding Shares. The Merger is the second and final step in the acquisition by Parent and Purchaser of all of the outstanding Shares. In the Merger each outstanding Share, other than Shares held by Parent, the Company or any of their respective subsidiaries, will be converted into the right to receive $1.00 in cash, without interest, and the holders of such Shares will thereafter have no further equity interest in the Company.

    As a result of the purchase of Shares pursuant to the Offer, Purchaser has the right to vote sufficient Shares to cause the Merger Agreement to be approved and adopted without the affirmative vote of any other shareholder. The Merger Agreement requires Purchaser to vote all of its Shares in favor of approving and adopting the Merger Agreement.

    Only holders of record of Shares at the close of business on August 7, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. The Shares represent the only outstanding voting securities of the Company and each Share represents the right to cast one vote. As of the Record Date, there were 5,788,569 Shares outstanding held by approximately 1,330 holders of record.

    Each shareholder is requested to sign and return the enclosed proxy card in order to ensure that his or her Shares are voted. Proxies in the form enclosed, unless previously revoked, will be voted at the Special Meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Special Meeting by sending in a proxy bearing a later date, by delivering a written notice of revocation or by attending the Special Meeting in person and casting a ballot or delivering notice of revocation of the proxy. If a choice or instruction is specified by the shareholder on a signed and returned proxy card, the proxy will be voted in accordance with such specification. If no choice or instruction is specified by such shareholder on a signed and returned proxy card, the proxy will be voted as recommended by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    A majority of the outstanding Shares entitled to vote, represented in person or by proxy, is required for a quorum at the Special Meeting. Approval of the proposed merger requires the affirmative vote of the holders of a majority of the outstanding Shares or 2,894,285 Shares based on the number of Shares outstanding on the Record Date. Purchaser owns and has the right to vote 4,705,354 Shares, or approximately 81.5% of the outstanding Shares, and therefore can cause the Merger Agreement to be approved and adopted without the affirmative vote of any other shareholder.

    Dissenters' rights are not available in the Merger.

    After the initial mailing of this Proxy Statement, proxies may be solicited by telephone, telegram or personally by directors, officers and other employees of the Company (who will not receive any additional compensation therefor). All expenses with respect to the solicitation of proxies, including printing and postage costs, will be paid by the Company.

    All information contained in this Proxy Statement concerning Parent, Purchaser and their affiliates (other than the Company), the financing of the Offer and the Merger and plans for Parent and the Company after the Merger has been supplied by Parent and Purchaser. With the exception of the aforementioned information, all information contained in this Proxy Statement has been supplied by the Company.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

    THE DATE OF THIS PROXY STATEMENT IS SEPTEMBER 12, 2000

                            ------------------------

                      THIS PROXY STATEMENT IS FIRST BEING
                   SENT TO SHAREHOLDERS ON September 12, 2000

                            ------------------------

                               TABLE OF CONTENTS

SUMMARY TERM SHEET FOR THE MERGER...........................            1
  The Proposed Transaction..................................            1
  The Company Recommendation to Shareholders................            1
  Opinion of U.S. Bancorp Piper Jaffray.....................            1
  The Special Meeting.......................................            1
  The Merger................................................            2
  Payment for the Shares....................................            2

INTRODUCTION................................................            3
  General...................................................            3
  Voting At The Special Meeting.............................            3

THE MERGER..................................................            5
  Background of the Merger..................................            5
  Recommendation of the Board of Directors..................           10
  Opinion of the Company's Financial Advisor................           12
  Interests of Certain Persons in the Merger................           12
  Payment for the Shares....................................           15
  Purpose of the Offer and the Merger; Plans for the
    Company.................................................           16
  Certain Legal Matters; Regulatory Approvals...............           16
  The Merger Agreement......................................           17
  Certain Federal Income Tax Consequences...................           28

FINANCING OF THE MERGER.....................................           29

INFORMATION CONCERNING THE COMPANY..........................           29
  The Business of the Company...............................           29
  Directors and Executive Officers of the Company...........           30

INFORMATION CONCERNING PARENT, ACQUISTION AND AFFILIATES....           31

PRICE RANGE OF THE SHARES; DIVIDENDS........................           32

OWNERSHIP OF SHARES BY DIRECTORS, OFFICERS AND PRINCIPAL
  SHAREHOLDERS..............................................           33

PROXY SOLICITATION; REVOCATION OF PROXIES...................           34

OTHER MATTERS...............................................           34

INCORPORATED DOCUMENTS AND AVAILABLE INFORMATION............           35

ANNEXES
Annex A--The Merger Agreement...............................    ANNEX A-1
Annex B--Opinion of U.S. Bancorp Piper Jaffray, Inc.........    ANNEX B-1

                       SUMMARY TERM SHEET FOR THE MERGER

    This summary term sheet for the merger highlights such information from this proxy statement regarding the merger and the merger agreement. This summary term sheet does not propose to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this proxy statement. Accordingly, we encourage you to carefully read this entire proxy statement and the documents to which we have referred you.

THE PROPOSED TRANSACTION

    - THE PROPOSAL (PAGE 3). You are being asked to consider and vote upon a proposal to approve the merger agreement pursuant to which Purchaser would be merged with and into the Company, with the Company as the surviving corporation. The Company will be wholly-owned by Parent as a result of the merger.

    - WHAT YOU WILL RECEIVE (PAGE 15). Upon completion of the merger, you will be entitled to receive $1.00 in cash for each share of the Company's common stock that you hold.

    - THE ACQUIROR (PAGE 31). Parent is a privately owned holding company, headquartered in Chicago, Illinois whose interests include construction equipment and services, heavy machinery, materials handling, and other interests. Parent is controlled by Mr. Michael E. Heisley, Sr. Purchaser is a newly-formed Delaware corporation and has not conducted any business other than in connection with the tender offer and the merger.

THE COMPANY RECOMMENDATION TO SHAREHOLDERS (PAGE 10)

    Your board of directors has approved the merger agreement and determined that the merger is fair to and in the best interests of the Company and its shareholders. Your board recommends that shareholders vote FOR approval of the merger agreement at the special meeting.

OPINION OF U.S. BANCORP PIPER JAFFRAY

    On June 22, 2000, U.S. Bancorp Piper Jaffray, Inc., our financial advisor, delivered its written opinion to the Board of Directors of the Company that, as of the date of such opinion and based on and subject to the matters stated in the opinion, the $1.00 per share in cash to be received by the holders of shares of common stock of the Company in the tender offer and the merger is fair to such shareholders from a financial point of view.

    The opinion is attached as Appendix B to this proxy statement. You are urged to read the opinion in its entirety.

THE SPECIAL MEETING

    - DATE, TIME AND PLACE (PAGE 3). The special meeting will be held at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois, on September 22, 2000 at 10:00 a.m., local time.

    - REQUIRED VOTE (PAGE 3). Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock.

    - WHO MAY VOTE (PAGE 3). You are entitled to vote at the special meeting if you owned shares of the Company's common stock at the close of business on August 7, 2000, the record date for the special meeting. 5,788,569 shares of the Company's common stock were outstanding as of the record date and entitled to vote at the special meeting.

    - PROCEDURE FOR VOTING (PAGE 3). You may vote in either of two ways:

       (1) by completing and returning the enclosed proxy card, or

       (2) by appearing at the special meeting.

    If you complete and return the enclosed proxy but wish to revoke it, you must either file with the Secretary of the Company a written, later-dated notice of revocation or send a later-dated proxy relating to the same shares to the Secretary of the Company at or before the special meeting.

THE MERGER

    - THE STRUCTURE (PAGE 17). Upon the terms and conditions of the merger agreement, a wholly-owned subsidiary of the Parent will merge with and into the Company. The Company will remain in existence as a wholly-owned subsidiary of Parent. Upon approval of the merger agreement and satisfaction of the other conditions to the merger specified therein, Purchaser will be merged with and into the Company. At the time the merger becomes effective, each outstanding share of common stock of the Company (other than shares held by Parent, the Company or any subsidiary of Parent or the Company) will automatically be converted into the right to receive $1.00 in cash, without interest, and holders of such shares will thereafter have no further equity interest in the Company.

    - MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 28). The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount determined by the difference between the cash you receive and the tax basis in your shares of the Company's common stock. The Merger may also be a taxable transaction for state, local and other purposes. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

    - DISSENTERS' RIGHTS (PAGE 17). The Company's shareholders do not have dissenters' rights in the merger.

PAYMENT FOR THE SHARES

    Promptly after consummation of the merger, a transmittal letter and instructions for surrendering certificates formerly representing shares of common stock of the Company will be mailed to each shareholder of record of the Company at the effective time of the Merger. Parent has appointed EquiServe Trust Company to act as the paying agent (the "Paying Agent"). DO NOT SEND SHARE CERTIFICATES WITH YOUR PROXY.

                                  INTRODUCTION

GENERAL

    This Proxy Statement is being furnished to shareholders of National-Standard Company, an Indiana corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of the Company from holders of the outstanding shares of the Common Stock, par value $.01 per share (the "Shares"), of the Company for use at the Special Meeting of Shareholders to be held on September 22, 2000 at 10:00 a.m., local time, at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois, and at any adjournments or postponements thereof (the "Special Meeting").

    At the Special Meeting, shareholders will be asked to approve and adopt the Agreement and Plan of Merger, dated as of June 26, 2000 (the "Merger Agreement"), by and among Heico Holding, Inc., a Delaware corporation ("Heico"), NS Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Heico Companies, LLC, a Delaware limited liability company ("Heico"), and the Company. A copy of the Merger Agreement is included with this Proxy Statement as Annex A. The Merger Agreement provides for the merger (the "Merger") of Purchaser with and into the Company, with the Company to be the surviving corporation (the "Surviving Corporation") in the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

    On June 26, 2000, the Company entered into the Merger Agreement with Heico and Purchaser. On July 10, 2000, Purchaser commenced a cash tender offer for all outstanding Shares pursuant to an Offer to Purchase (which, together with the related letter of transmittal, constituted the "Offer"), at a price per Share of $1.00 in cash. On August 7, 2000, Purchaser accepted for payment pursuant to the Offer 4,705,354 Shares, consisting of all Shares validly tendered and not withdrawn as of such date, at $1.00 in cash per Share. The Merger is intended to follow the purchase of Shares pursuant to the Offer as the second and final step in the acquisition of the Company pursuant to the Merger Agreement.

    Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding Shares as of the Record Date, or approximately 2,894,285 Shares. As a result of the purchase of Shares pursuant to the Offer, Purchaser owns 4,705,354 Shares, constituting approximately 81.5% of the issued and outstanding Shares as of the close of business on the Record Date. As required by the Merger Agreement, Purchaser will vote all Shares owned by it in favor of the approval and adoption of the Merger Agreement. Purchaser therefore has sufficient voting power to cause the Merger Agreement to be approved without the affirmative vote of any other shareholder.

    Pursuant to the terms of the Merger Agreement, after the approval and adoption of the Merger Agreement by the shareholders of the Company, the satisfaction or waiver of the other conditions to the Merger and the filing of Articles of Merger with the Indiana Secretary of State in accordance with the provisions of the Indiana Business Corporation Law (the "IBCL") and with the Delaware Secretary of State in accordance with the provisions of the Delaware General Corporation Law (the date and time of such filings is hereinafter referred to as the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of Parent or the Company (which will be cancelled and retired without any conversion thereof and without any payment with respect thereto)) will be cancelled, extinguished and converted into the right to receive $1.00 per Share in cash, without interest thereon. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

VOTING AT THE SPECIAL MEETING

    The Board of Directors has fixed the close of business on August 7, 2000 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special

Meeting. At the close of business on the Record Date, there were 5,788,569 Shares issued and outstanding, each of which is entitled to one vote at the Special Meeting, held by approximately 1,330 holders of record.

    Shares represented by a properly signed, dated and returned proxy will be treated as present at the meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Proxies relating to "street name" Shares that are voted by brokers will be counted as Shares present for purposes of determining the presence of a quorum, but will not be treated as Shares having voted at the Special Meeting as to the Merger proposal if authority to vote is withheld by the broker. ACCORDINGLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE APPROVAL OF THE MERGER AGREEMENT.

    In order to vote on the approval of the Merger Agreement at the Special Meeting, shareholders may attend the Special Meeting or deliver executed proxies to the following address:

                                   EQUISERVE
                                 P.O. Box 9391
                             Boston, MA 02205-9969

    INSTRUCTIONS WITH REGARD TO THE SURRENDER OF SHARE CERTIFICATES TO THE PAYING AGENT, TOGETHER WITH A LETTER OF TRANSMITTAL TO BE USED FOR THIS PURPOSE, WILL BE FORWARDED TO THE COMPANY'S SHAREHOLDERS AS PROMPTLY AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME. SHAREHOLDERS SHOULD SURRENDER SHARE CERTIFICATES ONLY AFTER RECEIVING A LETTER OF TRANSMITTAL. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                                   THE MERGER

BACKGROUND OF THE MERGER

    In September 1998, the Company engaged the U.S. Bancorp Piper Jaffray, Inc. ("U.S. Bancorp Piper Jaffray" or the "Advisor") to evaluate strategic alternatives available to the Company. In October 1998, the Advisor presented an analysis of a proposal it had received from Parent, in which Davis Wire Corporation ("Davis Wire"), a subsidiary of Parent, would acquire control of the Company, with shareholders of the Company having the option to either retain shares in a new entity formed by the merger of Davis Wire and the Company, or receive $5.00 per share in cash. The Board of Directors determined at that time that the Company should remain independent, and the Company did not pursue Parent's proposal. The Company's Board of Directors and management instead adopted a revised business plan based on focusing on the Company's core businesses, seeking to improve the Company's financial structure through cost reductions, increasing productivity of the Company's operations, and selling non-core assets. The Board and management believed that Parent's proposal did not reflect the full value that could potentially be realized if the Company's business plan was successfully implemented. After the Company's Board and management determined that the Company would remain independent and would pursue its revised business plan, the Company terminated the Advisor's engagement in March 1999.

    The Company continued to implement its strategy of focusing on its core businesses and seeking to improve its financial structure through cost reductions, increased productivity and the sale of non-core assets. The Company was able to pay down significant amounts of debt through these sales. However, adverse pricing developments at both the supplier and customer levels continued to have a negative effect on earnings and cash flow, while putting a strain on a reduced borrowing base.

    On December 23, 1999, Ronald B. Kalich, President and Chief Executive Officer of the Company, received a letter from Richard D. Denison of First San Francisco Corporation, an investment banker representing Heico. The letter stated that Mr. Denison believed a possible business combination continued to have economic merit. On January 4, 2000, Mr. Kalich received a telephone call from Mr. Denison and advised him that his inquiry would be reported to the Board of Directors of the Company at its next scheduled meeting on January 27, 2000. Following a discussion of these contacts at that Board meeting and on the recommendation of the Company's management, the board authorized Mr. Kalich to pursue exploratory discussions. Management's recommendation was based on its belief that because of the complementary nature of the businesses of the Company and Davis Wire, a combination with Davis Wire could be beneficial for all of the Company's stakeholders. In addition, based on management's prior discussions with Parent's representatives, management expected that Company shareholders would have the option in any transaction to retain an equity interest in the combined enterprises. As a result, management and the Board determined not to actively pursue other potential purchasers of the Company at that time.

    On February 10, 2000, Mr. Kalich met with Mr. Heisley and Mr. Denison at the Company's executive offices. They discussed the Company's capital needs and different possible structures for a transaction.

    On February 11, 2000, Mr. Kalich reported on this meeting to the Executive Committee of the Board (David Craigmile, Charles Schroeder and Mr. Kalich). The Executive Committee authorized Mr. Kalich to pursue the matter further with the Parent.

    On February 13, 2000, at an American Wire Producers Association Meeting in San Diego, California, Mr. Kalich held informal discussions with the chief executive officer of another company which had earlier (in 1997) expressed an interest in a business combination with the Company. Such chief executive officer indicated that any merger discussions with the Company should be deferred to some time in the future because such chief executive officer and his management team were focusing on another transaction at that time.

    On February 18, 2000, Mr. Kalich sent a confidentiality agreement to Thomas
H. Pearson, a representative of the Parent. The confidentiality agreement was executed and returned on February 24, 2000.

    On March 7, 2000, Mr. Kalich, Michael K. Conn (Vice President of Finance and Administration and Chief Financial Officer of the Company), and Rex Northcutt (Director of Accounting at the Company) met in Chicago with Mr. Pearson and E.
A. Roskovensky, President of Davis Wire. At this meeting each party presented summary financial information. The parties agreed that there was enough economic potential in the possible combination of the businesses to warrant further mutual due diligence.

    From March 15 to March 17, 2000 representatives of Davis Wire conducted plant visits at the Company's Niles, Michigan and Stillwater, Oklahoma plants. On March 17, 2000, Mr. Kalich and Ken Staudinger, General Manager of the Company's Bead Wire Group, and Larry Thomas, General Manager of the Company's Weld Wire Group, visited Davis Wire's Kent, Washington facility. They met there with Mike Quirk, Vice President and General Manager of Kent Davis Wire, and Don Meiser, Vice President of Sales for Kent Davis Wire.

    On March 20, 2000, Mr. Kalich received from Mr. Roskovensky a due diligence request list.

    On March 21, 2000, Mr. Kalich participated in a conference call with Mr. Roskovensky and Stanley H. Meadows (Director and Assistant Secretary of the Parent) addressing the conduct of further due diligence and the possible structure of a transaction.

    At a regularly scheduled meeting of the Company's Board on March 22, 2000, Mr. Kalich updated the Board on details of discussions to date with the Parent. The Board authorized Mr. Kalich to continue discussions.

    From April 3 to April 7, 2000, representatives of Davis Wire conducted due diligence at the Company's headquarters. At an April 5, 2000 meeting of the Executive Committee of the Board, Mr. Kalich reported the results of discussions with Davis Wire to date and was authorized to continue such discussions.

    On May 1, 2000, Mr. Kalich met with Mr. Roskovensky. Mr. Roskovensky reviewed various alternative transactions involving a combination of Davis Wire and the Company. In addition, the preliminary results of an environmental study that Davis Wire had conducted were reviewed. This study suggested possible environmental liabilities significantly in excess of amounts the Company considered appropriate.

    From May 2 to May 13, 2000, Mr. Kalich and Mr. Roskovensky communicated several times regarding the valuations of the Company and Davis Wire and the assets and liabilities of each Company.

    From May 15 to May 19, 2000, financial, operational, legal and environmental representatives of the Company conducted due diligence reviews at the Davis Wire Facilities in Irwindale, California, Hayward, California, and Kent, Washington.

    On May 23, 2000, Mr. Kalich and Mr. Conn met with Mr. Meadows and
Mr. Roskovensky at the Parent's offices in Chicago. At that meeting, representatives of the Parent, after expressing continued concern over future environmental liabilities of the Company, proposed a transaction in which the Company and Davis Wire (which for purposes of the proposed transactions would include Davis Wire's affiliates Jaenson Wire Corporation and Davis Wire Pueblo Corporation) would merge, with Company shareholders receiving stock in the surviving company, with no option to receive cash. Parent's proposal provided for a formula to determine the percentage of shares to be held by Company shareholders based on each entity's earnings before interest, taxes, depreciation and amortization ("EBITDA"), and liabilities. At that time, the proposal contemplated Company shareholders receiving between 8% and 13% of the surviving company. On that date, Davis Wire gave Mr. Kalich a letter summarizing these terms.

    At a meeting on May 24, 2000, Mr. Kalich reported to the Board on the background leading up to the latest proposal from the Parent and the alternatives management had explored, and summarized the Parent's proposal. The Company's board of directors authorized management to pursue a transaction with the Parent. The alternatives discussed included the discussions with the other party on February 13 referred to above, and that party's failure to pursue such discussions, the possibility of the Company approaching one of its foreign joint venture partners concerning a possible business combination, which management did not consider a viable alternative given the time frame in which the Company had begun to believe it might face a deteriorating liquidity position, as well as the Company remaining independent, which management also did not believe was a viable long-term alternative in light of the Company's possible future liquidity problems. Pursuant to the Board's direction, Advisor's engagement was renewed on May 26, 2000. By the time of such renewal, management's discussions with Parent had reached a fairly advanced stage, and the Advisor was asked principally to advise the Company with respect to that transaction. Management did not believe other viable alternative transactions were available to the Company, and thus did not request that the Advisor solicit alternative transactions, because (i) although the Company's troubled financial situation had been generally known throughout its industry, no other proposals had been received from third parties, and (ii) management did not believe there was time to conduct such a solicitation before the Company's liquidity position might force a bankruptcy filing.

    On May 26, 2000, Mr. Kalich, Timothy C. Wright, General Counsel and Secretary of the Company, and Patrick Maloney and Craig Walker of Bell, Boyd & Lloyd LLC, the Company's outside counsel ("Bell Boyd"), participated in a conference telephone call with Mr. Meadows and Helen Friedli of McDermott, Will & Emery, the Parent's outside counsel ("McDermott"). During that call
Mr. Meadows and Ms. Friedli indicated that, in order to make the transaction more tax-efficient for the Parent and certain of its affiliates, the Parent was suggesting a revised structure in which Company shareholders would receive shares in a corporation that would manage, and whose sole asset would be an ownership interest in, a limited liability company, which would in turn own and operate the businesses of Davis Wire, Jaenson Wire Corporation, Davis Wire Pueblo Corporation and the Company. During that call, the Parent's representatives indicated that a draft merger agreement would be provided to the Company by the end of the following week.

    Also on May 26, the Company renewed its engagement of the Advisor.

    On June 2, 2000, one of the Company's principal suppliers suspended production of the Company's order because it believed the Company was not in compliance with its current payment obligations. After discussions with the Company, the supplier resumed production; however, management of the Company determined that it would be desirable to announce a transaction as soon as possible in order to reassure suppliers as to the Company's continued viability. Mr. Kalich contacted Mr. Roskovensky to suggest that the parties execute a letter of intent pending the completion of a definitive merger agreement.
Mr. Roskovensky indicated that might be possible, and therefore on June 2, 2000, Bell Boyd prepared and delivered to Mr. Roskovensky and Mr. Meadows a draft letter of intent. Also on June 2, 2000, McDermott forwarded to the Company and Bell Boyd a draft merger agreement.

    On June 7, 2000, Bell Boyd provided comments on the first draft of the merger agreement to McDermott. On June 8, 2000, McDermott provided its version of a letter of intent to the Company and Bell Boyd.

    On June 9, 2000, Mr. Kalich, Michael Murphy of the Advisor, and
Messrs. Maloney and Walker of Bell Boyd met with Mr. Meadows, Ms. Friedli and Eric Orsic of McDermott. After a discussion of each party's proposed version of a letter of intent, the Company's representatives determined that the provisions the Parent would require in a letter of intent (including, among other things, a break-up fee of $2,000,000) were not acceptable. The parties agreed instead to proceed directly to negotiate and sign a definitive agreement as promptly as practicable. The parties then negotiated with respect to certain provisions of the draft merger agreement.

    On June 12, 2000, McDermott provided the Company and Bell Boyd with a revised draft of the merger agreement.

    On June 13, 2000, Mr. Roskovensky and Donn Laden, Chief Financial Officer of Davis Wire, and Jon Hicks, a representative of Parent, met with Mr. Kalich,
Mr. Conn and representatives of the Advisor at the Company's offices in Niles, Michigan. At this meeting, the Parent's representatives indicated that their pricing formula was then indicating that Company shareholders would receive only 4-5% of the stock in the new merged entity. The representatives of the Advisor indicated that they would need more information regarding Davis Wire, as well as a more definitive understanding of the consideration to be received by Company shareholders, for the Board to evaluate the transaction.

    On June 14, 2000, Bell Boyd provided McDermott with comments on the most recent draft merger agreement. Among other things, these comments reflected various concerns the Company and its counsel had with the proposed structure of the transaction and with the Parent's proposal that the consideration to be received by Company shareholders not be fixed at the time of signing, but would be subject to adjustment prior to closing. In light of those concerns, Mr. Murphy of the Advisor contacted Mr. Meadows on June 13, 2000 and again the next day to discuss those concerns and to ask whether the Parent would consider a cash transaction. Mr. Murphy and Mr. Meadows had several subsequent discussions concerning the consideration in a cash transaction, with Mr. Meadows indicating that the price would be less than $1.00 per share, and Mr. Murphy requesting that the Parent consider a price closer to then-current trading prices of the Common Stock. On June 16, 2000, Mr. Meadows told
Mr. Murphy that he would make a proposal for a cash transaction on June 19, 2000. Also on June 16, 2000, the Company provided disclosure schedules relating to the draft merger agreement to the Parent.

    In addition, during the week of June 12 to June 16, 2000, management of the Company had discussions with the Company's lender, Foothill Capital Corporation ("Foothill") in which Foothill indicated that the Company had reached the limits of its borrowing capacity under its current arrangements, and that Foothill would not consider providing any additional financing unless the Company executed an agreement providing for some form of restructuring or business combination.

    On June 19, 2000, the Parent sent a proposed letter of intent to the Company suggesting a cash merger at $1.00 per share. Parent suggested a cash merger because of its concerns, as well as those expressed to it by the Company and its representatives, that in light of the significant issues that existed concerning the structure and the terms of a stock transaction, the parties would be unable to reach an agreement on the terms of such a transaction in a timely manner. Management directed Mr. Murphy to attempt to negotiate a higher price, and directed Bell Boyd to ask McDermott to provide a draft agreement reflecting the new structure. On June 22, 2000, McDermott provided a new draft agreement contemplating a cash merger at $1.00 per share.

    During the week of June 19 to June 23, 2000, Mr. Kalich and Mr. Conn held discussions with the other company that in February had requested that any merger discussions be deferred. While that company indicated that it continued to be interested in a possible transaction with the Company, it also indicated that it would not be able to consider a transaction on a timetable that came at all close to what the Company's management believed was required. Management believed, based on discussions with Foothill and certain of its principal suppliers, that if a definitive transaction was not announced by the end of June 2000, those parties would take actions requiring the Company to make a bankruptcy filing. The other party had indicated that it would need to conduct full due diligence before making a definitive offer, which it was not in a position to begin promptly.

    On the morning of June 23, 2000, the Company's board of directors met to further consider the proposed transaction. All of the directors were present except for Mr. Cucuz, who was out of the country and unreachable. Mr. Walter participated by telephone. The directors were provided with copies of the draft merger agreement as well as related materials. Management made presentations concerning the Company's financial situation and the background of the transaction. Management's presentations included a discussion of the possibility of a bankruptcy filing, which management believed would have a serious negative effect on the Company's businesses and operating cash flows, and would result in little or no value being realized for shareholders. Bell Boyd explained the terms of the transaction and reviewed related legal issues. Representatives of the Advisor then presented materials to the directors analyzing the financial aspects of the transaction, and indicated that they were prepared to deliver a fairness opinion concerning the transaction as proposed. After further discussion among the directors, management was directed to attempt to finalize the transaction, but to continue to seek a higher price, all subject to director review over the weekend of the materials received at the meeting.

    Later that afternoon, Mr. Murphy conveyed to Mr. Meadows the Board's desire for a higher price. Mr. Meadows responded that Parent would not increase its $1.00 per share offer. Also later that afternoon, Ms. Friedli of McDermott informed Bell Boyd that the Parent now wished to pursue a cash tender offer structure. Still later on June 23, 2000, Bell Boyd sent a marked copy of the latest draft of the merger agreement to McDermott.

    On June 24, 2000, representatives of McDermott and Bell Boyd negotiated by phone concerning the Company's latest comments on the merger agreement. Later on June 24, 2000, McDermott distributed a revised draft of the merger agreement reflecting the tender offer structure.

    On the morning of June 26, 2000, representatives of Bell Boyd and McDermott negotiated concerning the provisions of the final version of the merger agreement. A meeting of the Board of Directors of the Company was held by telephone conference call at 3:00 p.m. Central time on June 26 (with all directors present except Mr. Cucuz, who was still out of the country and unreachable), at which the revised terms of the transaction (including the tender offer structure and its effects) were discussed. After this discussion the Advisor delivered its fairness opinion. The Board then (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are advisable, fair to and in the best interests of the Company's stakeholders, including shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), subject to finalization of definitive terms, and
(iii) resolved to recommend that the Company shareholders accept the Offer and vote for the approval and adoption of the Merger Agreement and the Merger. After further negotiations between Bell Boyd and McDermott that afternoon and evening, the Merger Agreement was finalized and executed by the parties that night.

    The Company announced the execution of the Merger Agreement before the opening of the market on the morning of June 27, 2000.

    On July 10, 2000, Purchaser commenced a cash tender offer for all of the outstanding Shares at $1.00 per Share, in cash. The offer period expired on August 4, 2000 and on August 7, 2000 Purchaser acquired 4,705,354 Shares, consisting of all Shares tendered in the tender offer. The Shares acquired by Purchaser in the tender offer constitute approximately 81.5% of the outstanding Shares.

    On August 14, 2000, six of the Company's nine directors resigned from the Board pursuant to the Merger Agreement. The size of the Board was then reduced to seven members and Purchaser designated four persons who were subsequently elected as directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Company's Board of Directors, by unanimous vote of all directors present at a meeting on June 26, 2000, has (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are advisable, fair to and in the best interests of the Company's stakeholders, including shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), and
(iii) resolved to recommend that the Company shareholders accept the Offer and vote for the approval and adoption of the Merger Agreement and the Merger. This recommendation is based in part upon an opinion received by the Company from U.S. Bancorp Piper Jaffray that the $1.00 per Share to be received by the holders of Common Stock in the Offer and in the Merger (the "Offer Price") is fair to such shareholders (other than Parent and its affiliates) from a financial point of view. The full text of the fairness opinion received by the Company from the Advisor (the "Piper Jaffray Opinion") is attached as Annex B. Shareholders are urged to read such opinion in its entirety. The Advisor has consented to the reproduction in full of its fairness opinion herein.

    In reaching its conclusions to approve the Merger and recommend that shareholders accept the Offer, the Board of Directors of the Company considered a number of factors, including the following:

        (i) analysis of the historical and projected financial condition, results of operations and cash flows of the Company and the Company's current and projected liquidity position, which, among other things, showed the Company having insufficient sources of liquidity, absent the provision to the Company of additional financing by a third party;

        (ii) the actions by the Company's senior lender, Foothill Capital Corporation, and certain of the Company's suppliers that are described under "Background of the Merger" and their likely adverse effect on the Company's liquidity position, as well as the statements made by Foothill Capital Corporation to the Company's management that it would be willing to consider the provision of additional short-term financing if a merger agreement were entered into;

       (iii) the financial and other terms and conditions of the Offer and the Merger Agreement including the likely timing of the Offer and Merger;

        (iv) the Board's view of the likelihood of additional liquidity resources being available to the Company from Heico after consummation of the Offer;

        (v) the competitive environment in which the Company operates including the ability of the Company to raise prices or otherwise seek improved terms from customers in any material respect;

        (vi) the history of Heico and its affiliates in the wire business including the record of profitability achieved by Heico's affiliate, Davis Wire;

       (vii) the interests of certain directors and executive officers in the transaction under certain agreements and plans applicable to them;

      (viii) that the $1.00 per Share price to be received by the Company's shareholders in both the Offer and the Merger would be payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by the Company's shareholders;

        (ix) that the Offer and the Merger would not be subject to any financing condition and that Parent has represented that the funds necessary to consummate the Offer and the Merger are available and will be provided to Purchaser;

        (x) the written opinion of US Bancorp Piper Jaffray that the Offer Price to be received by the holders of Common Stock in the Offer and the Merger is fair to such shareholders (other than Parent and its affiliates) from a financial point of view (a copy of the Piper Jaffray Opinion which sets forth the assumptions made, matters considered and limitations on the review undertaken by

    U.S. Bancorp Piper Jaffray, is attached to this Proxy Statement as Annex B and is incorporated herein by reference). This opinion is directed only to the fairness, from a financial point of view, of the $1.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Parent and its affiliates) and is not intended to constitute, and does not constitute, a recommendation as to whether any shareholder should tender Shares pursuant to the Offer. HOLDERS OF SHARES ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY;

        (xi) the presentation of US Bancorp Piper Jaffray to the Board of Directors at its meetings on June 23, 2000 and June 26, 2000, respectively, as to various financial and other matters involving the Company and the transaction which the Board of Directors deemed relevant, including, among other things, (a) a review of the Company's historical financial performance and other data provided to US Bancorp Piper Jaffray by the Company relating to the Company's business, (b) a review of the historical stock prices and trading volumes of the Shares, (c) a review of the enterprise value implied by the Offer Price and liabilities to be assumed in the Merger in relation to enterprise values of certain publicly traded companies deemed comparable by U.S. Bancorp Piper Jaffray, (d) a review of the enterprise value implied by the Offer Price and liabilities to be assumed in the Merger in relation to transaction values in certain other transactions deemed comparable by U.S. Bancorp Piper Jaffray, and (f) an analysis of the Company's liquidity position;

       (xii) management's discussions with other potential interested parties concerning possible business combinations;

      (xiii) the fact that, to the extent required by the fiduciary obligations of the Company's Board of Directors under Indiana law and subject to certain conditions contained in the Merger Agreement, the Company may terminate the Merger Agreement in order to approve a tender offer or exchange offer for the Shares or other proposed business combination by a third party on terms more favorable to the Company's shareholders than the Offer and the Merger taken together, upon the payment of a $1.25 million termination fee, plus expenses of Parent and Purchaser;

       (xiv) the future of the Company's employees;

       (xv) the impact of the Offer and the Merger on existing options and shares of restricted stock;

       (xvi) the opinion of management that in the event of a bankruptcy filing, shareholders would likely receive less than $1.00 per share due to the administrative and other costs and damage to the business associated with a bankruptcy proceeding;

      (xvii) the recent trading prices and low trading volume for the Common Stock which suggested that trades were infrequently being made and thus, because there was not an active market of buyers and sellers, the current market prices for Common Stock may not be a reliable indication of fair value; and

      (xviii) the impact on the communities in which the Company's facilities are located, and on its customers and suppliers, if a transaction was not completed and a bankruptcy filing became necessary.

    The foregoing is not intended to be exhaustive, but is intended to include many of the material factors considered by the Company's Board. In view of the complexity and variety of the issues, the Board did not attempt to quantify or otherwise attempt to assign any relative or specific weights to the specific factors considered, and individual directors may have given differing weights to different factors.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

    U.S. Bancorp Piper Jaffray was retained by the Company to act as its financial advisor in connection with the Offer and the Merger. The Company requested that U.S. Bancorp Piper Jaffray evaluate the fairness, from a financial point of view, to the holders of Shares (other than Parent and its affiliates) of the consideration to be received by such holders in the Offer and the Merger. On June 26, 2000, at a meeting of the Board of Directors of the Company held to evaluate the proposed transaction with Parent, U.S. Bancorp Piper Jaffray delivered an oral opinion (subsequently confirmed by delivery of a written opinion dated such date) to the Board of Directors of the Company to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the cash consideration to be received by holders of Shares (other than Parent and its affiliates) in the Offer and the Merger was fair, from a financial point of view, to such holders.

    THE FULL TEXT OF THE WRITTEN OPINION OF U.S. BANCORP PIPER JAFFRAY DATED JUNE 26, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. U.S. BANCORP PIPER JAFFRAY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CASH CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES (OTHER THAN PARENT AND ITS AFFILIATES) IN THE OFFER AND THE MERGER FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER, THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF U.S. BANCORP PIPER JAFFRAY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    Pursuant to its agreement with the Advisor, the Company agreed to pay the Advisor (i) a retainer of $25,000 upon its initial engagement in September 1998, (ii) an additional retainer of $50,000 payable upon consummation of the Merger, and (iii) a fee of $100,000 for each fairness opinion it rendered. In addition, the Advisor will receive a fee upon the consummation of the Merger equal to $725,000, with the fairness opinion fees previously described being credited against such amount. In addition, the Company has agreed to reimburse the Advisor for its out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify the Advisor and its partners, employees, agents, affiliates or controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under Federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors with respect to the Merger, shareholders should be aware that certain members of the Company's management and Board have certain interests which may be considered conflicts of interest in connection with the Merger.

EMPLOYMENT AGREEMENTS

    The Company has an employment agreement with Ronald B. Kalich, its President and Chief Executive Officer, and Supplemental Compensation Agreements with Michael K. Conn, Chief Financial Officer, David Lawrence, Treasurer, and Timothy
C. Wright, General Counsel and Secretary, described below. In the event of a change of control (as defined therein), Messrs. Kalich, Conn, Wright and Lawrence may, under certain circumstances, terminate the agreements and be entitled to lump sum payments equal to the multiples of salary and bonus specified in their respective agreements. The purchase of Shares pursuant to the Offer constituted a change of control for purposes of those agreements. The lump sum amounts that would be payable to Messrs. Kalich, Conn, Wright and Lawrence if their agreements were terminated in accordance with their terms would be up to approximately $1,400,000, $192,000, $212,000 and $218,000, respectively, at August 31, 2000.

    In addition, upon a change of control, Mr. Kalich will become vested in his rights under the Company's Targeted Retirement Benefit Plan described below. Under that plan Mr. Kalich would be entitled to annual payments equal to approximately $179,000 (assuming a change of control had occurred as of August 31, 2000). The purchase of Shares pursuant to the Offer constituted a change of control for the purposes of the vesting of Mr. Kalich's rights under such plan.

MR. KALICH'S EMPLOYMENT AGREEMENT

    Under his employment agreement with the Company, Mr. Kalich received a one-time signing bonus in the amount of $40,000, and will receive an annual base salary of at least $400,000. During the fiscal year ending September 30, 2000, Mr. Kalich is also entitled to receive a minimum bonus of not less than $36,000, which bonus will increase to not less than $100,000 if the Company meets a designated net income target for the then ending fiscal year. Mr. Kalich will be eligible for bonuses in subsequent years.

    The Company may terminate Mr. Kalich's employment for "cause" including willful failure to perform, after notice and opportunity to cure, or certain criminal or fraudulent conduct or acts of moral turpitude. Mr. Kalich may terminate his employment and continue to receive certain benefits, described below, upon a change of control or for "good reason," including failure of shareholders to approve his stock option grant as proposed, material reduction in responsibility, material decrease in compensation, significant relocation, or if the Company is unwilling to extend Mr. Kalich's employment on terms at least as favorable to Mr. Kalich after his initial three-year term. If the Company terminates Mr. Kalich's employment other than for cause or because of death or disability or if Mr. Kalich terminates for good reason, Mr. Kalich is entitled to a lump sum cash payment equal to two (2) times his annual base salary then in effect and the continuation of his health care and insurance benefits provided under his employment agreement for the ensuing twenty-four months. If
Mr. Kalich's employment terminates due to death or disability, he (or his estate) will be entitled to continued payments of base salary for 24 months (net of disability payments, if applicable).

    Under the agreement, if his employment is terminated pursuant to a change in control of the Company, Mr. Kalich is entitled to a lump sum cash payment. The Company's payment to Mr. Kalich under such circumstances would be 2.99 times his annual base salary then in effect plus 2.99 times the average of his previous two years' bonuses. The payments, in any event, would be limited to the amount that could be received by Mr. Kalich without any loss of tax deduction to the Company for payment under Section 280G of the Internal Revenue Code, dealing with so-called "Excess Parachute Payments." Under the agreement, a "change in control" is defined as (i) the acquisition of control of the Company's Board of Directors by any single entity (or group of entities acting in concert);
(ii) the transfer of at least 51% of the Company's Common Stock to any single entity (or group of entities acting in concert); or (iii) any acquisition by the Company of its own Common Stock which acquisition results in (A) fewer than 300 persons owning the Company's Common Stock, or (B) the Company no longer being listed on a national securities exchange.

    Mr. Kalich's employment agreement entitles him to participate in the Company's Targeted Retirement Benefit Plan, described below, and to be vested in his calculated benefit at the end of the initial term of his agreement.

    Mr. Kalich's employment agreement provides for a non-competition period of three years following his termination of employment.

AGREEMENTS WITH OTHER NAMED EXECUTIVES

    On May 1, 1999, the Company entered into an employment agreement with its then President and Chief Executive Officer, Michael B. Savitske. Under the agreement, Mr. Savitske agreed to assist the Company's Board of Directors in searching for a successor President and Chief Executive Officer and to manage an orderly transition of leadership of the Company from Mr. Savitske to his successor. Mr. Savitske resigned from the Board of Directors of the Company and from his position as Vice Chairman on August 14, 2000.

    On November 16, 1999 Mr. Savitske entered into a new agreement with the Company pursuant to which he resigned his positions as President and Chief Executive Officer, and, in a non-active role, remained entitled to receive his then-current salary and benefits through April 30, 2001. On that date, he will be entitled to participate in the Company's pension and retirement plans.

    On December 31, 1999, Mr. Grafer resigned from his position as Chief Financial Officer of the Company upon entering into an agreement with the Company on substantially the same terms as that of Mr. Savitske, with an expiration date of June 30, 2001.

    The Company also has existing Supplemental Compensation Agreements (the "Agreements") with Mr. Conn, Mr. Lawrence and Mr. Wright, which, following a change in control of the Company, provide for a lump sum compensation payment to the executive in the event of his termination of employment by the Company, or by such executive following a substantial change in his job responsibilities. The lump sum payments for Messrs. Conn, Lawrence and Wright are equal to two times their respective "base amounts" (as defined under Section 280G(b)(3) of the Internal Revenue Code).

    A "change of control" is defined in such Agreements as: (i) the acquisition by any person or entity (other than any Company employee benefit plan) of 30% or more of combined voting power of the Company's outstanding securities; or
(ii) shareholder approval of any consolidation or merger where, following such consolidation or merger, the Company's original shareholders do not hold at least 60% of the voting securities of the surviving corporation; or
(iii) during any 24-month period, the individuals (including "qualified replacements") who, at the beginning of the period, make up the Board of Directors, cease, for any reason, to constitute a majority of the Board; or
(iv) shareholder approval of any sale, lease, exchange or other transfer of all, or substantially all, of the Company's assets to any entity in which the Company, or its shareholders, own less than 60% of that entity's outstanding voting securities.

SALARIED EMPLOYEES' RETIREMENT PLAN

    The Salaried Employees' Retirement Plan (the "Plan") is a defined benefit plan and provides for an annual lifetime pension at normal retirement age (the later of age 65 or five years of participation in the Plan) equal to 1.5% of the participant's total cash compensation from the Company (including any contributions made to the Employees' Stock Savings Plan from their pre-tax remuneration) for the period of covered employment occurring after October 1, 1987. The compensation elements upon which the Plan benefits are based are salary and payments of cash awards under the various incentive plans.

    The Company funds the entire cost of the Plan by periodic contributions to the Plan trust on an actuarial basis. Company contributions to the trust are not allocated to the account of any particular employee. Officers participate in the Plan on the same basis as all other employees of the Company who are covered by the Plan.

    Should they continue their covered employment with the Company at their 1999 annual rate of cash compensation until attainment of normal retirement age, the annual lifetime pension at normal retirement age under the Plan would be $33,150 for Mr. Kalich, $48,965 for Mr. Savitske; $51,977 for Mr. Grafer; $39,442 for Mr. Lawrence; and $18,503 for Mr. Wright.

SUPPLEMENTAL RETIREMENT PLAN

    The Supplemental Retirement Plan (the "SRP") provides an annual supplemental pension benefit to any participant in the Salaried Employees' Retirement Plan whose benefit under that plan is reduced or limited as a result of rules set forth in the Internal Revenue Code. The funding of the cost of this benefit will come from the general assets of the Company.

    Should they continue their covered employment with the Company at their 1999 annual rate of cash compensation until attainment of normal retirement age, the annual lifetime benefit at normal retirement age under the SRP would be $46,740 for Mr. Kalich, $30,458 for Mr. Savitske, and $4,638 for Mr. Grafer.

    The Targeted Retirement Benefit Plan (the "Targeted Plan") provisions provide that participants' retirement benefit will not be less than 55% of final average earnings. To the extent that Company funded benefits from the Salaried Employees' Retirement Plan and all other sources do not achieve this target, the Targeted Plan will make up the difference. The funding of the cost of the Targeted Plan will come from the general assets of the Company. Current participants are Mr. Kalich, Mr. Savitske and Mr. Grafer.

    Should they continue their covered employment with the Company at their 1999 annual rate of cash compensation until attainment of normal retirement age, the estimated annual lifetime benefit at normal retirement age under the Targeted Plan would be $119,316 for Mr. Kalich, $59,806 for Mr. Savitske and $15,607 for Mr. Grafer.

PAYMENT FOR THE SHARES

    Promptly after consummation of the Merger, the Paying Agent will send a transmittal letter and instructions to each person that was a record holder of Shares immediately prior to the Effective Time advising such holder of the procedure for surrendering his or her certificate or certificates in exchange for $1.00 in cash for each formerly outstanding Share. To receive the payment to which they are entitled pursuant to the terms of the Merger Agreement, shareholders must carefully comply with the instructions on such transmittal letter and return it, along with their certificates, to the Paying Agent pursuant to the terms thereof. DO NOT SEND SHARE CERTIFICATES WITH YOUR PROXY. Interest will not be paid on the amounts payable upon surrender of certificates which formerly represented the Shares. If the cash price of $1.00 per share is to be paid to any person other than the registered holder of such Shares, it will be a condition to the payment by the Paying Agent that the surrendered certificate is properly endorsed for transfer and the person requesting delivery of the cash price will pay to the Paying Agent any transfer or other taxes as a result of the payment to a person other than the registered holder unless such person can establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not payable. None of the Paying Agent, Parent, Purchaser or the Company shall be liable to a holder of Shares for any cash delivered pursuant to the Merger Agreement to any public official pursuant to applicable abandoned property, escheat and similar laws.

    One year after consummation of the Merger, the Paying Agent will deliver to the Parent any cash funds not theretofore disbursed to holders of certificates formerly representing Shares, and thereafter the holders of such certificates shall look to the Parent (subject to applicable abandoned property, escheat or other similar laws) for any cash payments due as a result of the Merger for the Share formerly represented by such certificates.

PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

    The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. Once Parent controls the Company, Parent believes it will have the ability to implement changes at the Company that are intended to increase the profitability of the Company. The Merger will allow Parent to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. Upon consummation of the Merger, the Company will be a wholly-owned subsidiary of Parent.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

ANTITRUST MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Offer could not be consummated until notifications had been given and certain information had been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"). The waiting period under the HSR Act expired on August 3, 2000.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

INDIANA BUSINESS COMBINATION LAW

    Chapter 43 of the IBCL establishes a five-year period beginning with the acquisition of 10% of the voting power of the outstanding voting shares of a "resident domestic corporation" (which definition includes the Company) during which certain business transactions involving the acquiring shareholder are prohibited unless, prior to the acquisition of such interest, the board of directors of the resident domestic corporation approves the acquisition of such interest or the proposed business combination. The Board of Directors has approved the Merger Agreement and Purchaser's acquisition of Shares pursuant to the Offer. Therefore, Chapter 43 does not apply to the Merger Agreement.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not believe that any state takeover statutes apply to the Merger. Purchaser has not currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Merger and nothing in this proxy statement or any action taken in connection with the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be delayed in continuing or consummating the Merger.

    The Board of Directors has taken the necessary action to render control share acquisitions provisions and business combinations provisions of Indiana Law, and any other potentially applicable anti-takeover or similar statute or regulation inapplicable to the Merger Agreement and the transactions contemplated thereby.

CONTROL SHARE STATUTE

    A number of states (including Indiana, where the Company is incorporated) have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

    Under Chapter 42 of the IBCL, with certain exceptions, a person proposing to acquire or acquiring voting shares of an "issuing public corporation" (which definition includes only corporations having at least 100 shareholders, principal place of business, office or substantial assets within Indiana, and in which more than 10% of its shareholders are Indiana residents, more than 10% of its shares are owned by Indiana residents, or which have 10,000 or more shareholders who are Indiana residents) sufficient to entitle that person to exercise voting power within any of the ranges of one-fifth to one-third of all voting power, more than one-third but less than one-half of all voting power, or a majority or more of all voting power (a "control share acquisition") may give a notice of such fact to the corporation containing certain specified data. The acquiring person may request that the directors call a special meeting of shareholders for the purpose of considering the voting rights to be accorded the shares so acquired ("control shares"), and the control shares have voting rights only to the extent granted by a resolution approved by the shareholders. The resolution must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote separately on the proposal, excluding shares held by the acquiring person and shares held by management. Control shares as to which the required notice has not been filed and any control shares not accorded full voting rights by the shareholders may be redeemed at fair market value by the corporation if it is authorized to do so by its articles of incorporation or bylaws before a control share acquisition has occurred (the Company is authorized to make such a redemption). Shareholders are entitled to dissenter's rights with respect to the control share acquisition in the event that the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority of all voting power. The Company Board can "opt out" of the Control Share Statute through an amendment to the By-laws.

    The Company has taken action necessary to render Chapter 42 inapplicable to the Merger.

THE MERGER AGREEMENT

    The following is a summary of the material terms of the Merger Agreement application to the Merger. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been included as Annex A hereto.

THE MERGER

    The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement and the applicable provisions of the IBCL, Purchaser will be merged with and into the Company and the separate existence of Purchaser will cease. The Company will be the Surviving Corporation of the Merger and will be entirely owned by Parent. In the Merger, each share of common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, $.01 par value per share, of the Surviving Corporation. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Purchaser or held by the Company, all of which shall be cancelled) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $1.00 per Share (the "Merger Consideration"). At and after the Effective Time, any outstanding option to purchase shares of Common Stock (each a "Company Stock Option") or other stock-based awards of the Company granted under the Company's plans or agreements pursuant to which stock options or restricted stock awards or other stock-based awards of the Company have been or may be granted (collectively, the "Company Stock Plans") and any outstanding warrant or other right convertible or exchangeable into shares of capital stock of the Company (each a "Company Warrant") will, in accordance with the terms of the applicable Company Stock Plan or Company Warrant, by virtue of the Merger and without any further action on the part of the Company, Parent, Purchaser or the holder of any such Company Stock Option or Company Warrant, be automatically converted into the right to receive an amount per share of Common Stock into which such Company Stock Option (regardless of any vesting schedule) or Company Warrant is exercisable or convertible equal to (i) the Merger consideration less (ii) any applicable exercise price or conversion price with respect to such Company Stock Option or Company Warrant as of the Effective Time. At the Effective Time, all outstanding Company Stock Options shall be cancelled and all Company Stock Plans shall be terminated and of no further force or effect. The Merger Agreement provides that (subject to the provisions of the Merger Agreement and the applicable provisions of the IBCL) the closing of the Merger shall occur promptly following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of the conditions to the Merger set forth in the Merger Agreement.

SHAREHOLDER MEETING

    The Merger Agreement provides that unless shareholder action is taken by written consent, the Company shall call and hold a meeting of its shareholders (the "Company Meeting") as promptly as practicable following the purchase of Shares by Purchaser pursuant to the Offer for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Meeting as soon as practicable after such date. The Company shall set the record date for the Company Meeting or any action taken by written consent for the approval of the Merger as the date on which Purchaser becomes the record holder of all Shares purchased pursuant to the Offer. The Merger Agreement provides that Parent shall cause all Shares purchased by Purchaser pursuant to the Offer and all other Shares owned by Parent or any other subsidiary or affiliate of Parent to be voted in favor of the approval of the Merger.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due organization, existence and the qualification, good standing, corporate power and authority of the Company and its subsidiaries;
(ii) the due authorization, execution, and delivery of the Merger Agreement and certain ancillary documents executed in connection therewith and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof except for any required approval under the IBCL and the Board of Directors approval and adoption of the Merger Agreement and the ancillary documents executed therewith and the consummation of the transactions contemplated thereby and the Board of Directors resolution to recommend that the shareholders accept the Offer and vote for the approval and adoption of the Offer and the Merger; (iii) the compliance by the Company and its subsidiaries with all applicable foreign, federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, rulings and decrees of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority, or any court, arbitration, board or tribunal; (iv) the absence of consents and approvals necessary for consummation by the Company of the Merger and the absence of any violations, breaches or defaults which would result from compliance by the Company with any provision of the Merger Agreement; (v) the capitalization of the Company, including the number of shares of capital stock of the Company outstanding; (vi) compliance with the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, in connection with each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by the Company since September 30, 1997, the
Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act and any schedule required to be filed by the Company with the Commission or any amendment or supplement thereto; (vii) compliance with generally accepted accounting principles in connection with the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company; (viii) the absence of untrue statements or omission of material facts;
(ix) the absence of certain changes or effects; (x) the absence of undisclosed liabilities; (xi) the absence of pending or (to the knowledge of the Company) threatened claims, actions, suits, proceedings, arbitrations, investigations or audits; (xii) in connection with the Company's tax preparation, compliance with all applicable tax laws, payment and filing of all taxes and no undisclosed tax liability; (xiii) employee benefit plans; (xiv) compliance with any applicable provision of any law, statue, ordinance or regulation; (xv) certain fees in connection with the transactions contemplated by the Merger Agreement;
(xvi) environmental matters; (xvii) the Company and its subsidiaries are in possession of all permits necessary for the Company or its subsidiaries to lease and operate its properties or to carry out the business of the Company;
(xviii) in connection with material contracts, all of the contracts are valid and in full force; (xix) receipt of the opinion of U.S. Bancorp Piper Jaffray;
(xx) state takeover statutes; (xxi) intellectual property matters;
(xxii) maintenance of insurance; (xxiii) the Company and its subsidiaries have good and marketable title to their assets; (xxiv) the absence of untrue statements of a material fact or omission of material facts in connection with the Schedule 14D-9 filed by the Company with the Commission; and (xxv) the absence of untrue statements of a material fact or omission of a material fact from the representations and warranties made by the Company in the Merger Agreement, statements or information contained in the Company disclosure schedule or in any information furnished by the Company to Parent pursuant to the provisions of the Merger Agreement.

    Parent has also made certain representations and warranties, including with respect to (i) the due incorporation, existence, good standing and, subject to certain limitations, corporate power and authority of Parent and Purchaser;
(ii) the due authorization, execution and delivery of the Merger Agreement and certain ancillary documents executed in connection therewith and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (iii) subject to certain exceptions and limitations, the compliance by the Parent and Purchaser with any governmental body, agency, official or authority; (iv) subject to certain exceptions and limitations, the absence of consents and approvals necessary for consummation of the transactions contemplated by the Merger Agreement by Parent and Purchaser and the absence of any violations, breaches or defaults which would result from compliance by Parent and Purchaser with any provision of the Merger Agreement; (v)subject to certain exceptions and the absence of untrue statements of a material fact or omission to state any material fact in connection with the information supplied by Parent; (vi) the absence of any finders' or advisor's fees; (vii) subject to certain exception and limitations, in connection with the Offer, the absence of untrue statements of a material fact or omission of a material fact;
(viii) absence of any material misstatements or omissions in the Offer to Purchase distributed to the Shareholders of the Company, the Schedule TO and the exhibits thereto filed by Purchaser with the Commission and (ix) the sufficiency of funds available to Purchaser for the consummation of the Offer and the Merger.

CONDUCT UNTIL THE MERGER

    The Company has agreed that from the date of the Merger Agreement until the Effective Time, the Company and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, from the date of the Merger Agreement until the Effective Time, without the prior written consent of Parent:

        (i) the Company will not, and will not permit any of its subsidiaries to, adopt or propose any change in its certificate or articles of incorporation or by-laws;

        (ii) the Company will not, and will not permit any subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than transactions between direct and/or indirect wholly owned subsidiaries of the Company);

       (iii) the Company will not, and will not permit any subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or any of its subsidiaries other than issuances of Common Stock pursuant to the exercise of Company Stock Options that are outstanding on the date of the Merger Agreement;

        (iv) the Company will not (x) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

        (v) the Company will not, and will not permit any subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock, Company Stock Options or Company Warrants or Company subsidiary stock options or warrants, except for repurchases, redemptions or acquisitions required by or in connection with the terms of any Company Stock Plan;

        (vi) the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards or any warrants;

       (vii) the Company will not, and will not permit any subsidiary of the Company to, (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company or any of its subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries, (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements,

      (viii) increase, other than customary periodic increases in the ordinary course of business, (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change in control" to become a party to any such agreement or a participant in any such plan;

        (ix) the Company will not, and will not permit any of its subsidiaries to, acquire a material amount of assets or property of any other person, other than the purchase of inventory in the ordinary course of business;

        (x) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments or otherwise in the ordinary course of business;

        (xi) except for any such change which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any subsidiary of the Company to, change any method of accounting or accounting practice used by it;

       (xii) the Company will not, and will not permit any subsidiary of the Company to, enter into any joint venture, partnership or other similar arrangement;

      (xiii) the Company will not, and will not permit any of its subsidiaries to, take any action that would make any representation or warranty of the Company in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time;

       (xiv) the Company will not make or change any Tax election, settle any audit or file any amended Tax Returns, except in the ordinary course of business consistent with past practice; and

       (xv) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

ACCESS TO INFORMATION

    From the date of the Merger Agreement to the Effective Time, to the extent permitted by applicable law, the Company will upon reasonable request give Parent, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of the Company and its subsidiaries during normal business hours, furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company; provided that no investigation of the Company's business shall affect any representation or warranty given by the Company hereunder, and the Company shall not be required to provide any such information if the provision of such information may cause a waiver of an attorney-client privilege.

NO SOLICITATION

    The Company has agreed in the Merger Agreement that the Company and its subsidiaries will not, and will use its reasonable best efforts to cause its respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in substantive discussions or negotiations with any Person with respect thereto, or in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any nonpublic information relating to it or its subsidiaries or afford access to the properties, books or records of it or its subsidiaries to, any Person that has made, or to such party's knowledge, is considering making, any Acquisition Proposal; provided, however, that, in the event that
(X) the Company shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach under the no solicitation provision of the Merger Agreement, (Y) prior to receipt of Company Shareholder Approval, the Board of Directors determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of this Superior Proposal, if the Company fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, there is a reasonable possibility that such Board of Directors would be in violation of its fiduciary duties under applicable law, and (Z) after giving Parent three business day's notice of its intention to do so, the Company may (i) furnish information with respect to it and its subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement containing terms generally no less restrictive than the terms contained in the confidentiality agreement (but not containing any exclusivity provision and permitting the person to submit to the Board of Directors Acquisition Proposals with respect to the Company provided that any such Acquisition Proposal is subject to the approval of the Board of Directors) provided that a copy of all such written information is simultaneously provided to Parent and (ii) participate in discussions and negotiations regarding such Superior Proposal.

    The Merger Agreement provides that it does not prevent the Board of Directors from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided that the Board of Directors shall not recommend that the shareholders of the Company tender their shares in connection with a tender offer except to the extent, after receiving a Superior Proposal, the Board of Directors determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of the Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it fails to make such a recommendation.

    The Company has agreed to (A) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the person making the Acquisition Proposal and set forth the material terms thereof) the Parent after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any subsidiary of the Company or for access to the properties, books or records of the Company or any subsidiary of the Company by any person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and (B) will keep the Parent reasonably informed of any changes to the material terms of any such Acquisition Proposal or request. The Company has agreed to, and shall cause its subsidiaries to, immediately cease and cause to be terminated, and use reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal.

    Under the Merger Agreement, "Acquisition Proposal" means any written offer or proposal for, or any written indication of interest in, any (i) direct or indirect acquisition or purchase of a business or asset of the Company or any of its subsidiaries that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. Under the Merger Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal for or in respect of all of the outstanding shares of the Common Stock (i) on terms that the Board of Directors determines in its good faith judgment (after consultation with U.S. Bancorp Piper Jaffray or another financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal) are more favorable from a financial point of view to its shareholders than the Merger; and (ii) that constitutes a transaction that, in such Board of Directors' judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

    The Company agrees that it will take the necessary steps promptly to inform its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in the no solicitation provision of the Merger Agreement.

FEES AND EXPENSES

    Except as set forth below or as otherwise provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees, costs and expenses. The Company shall pay the expenses related to printing, filing and mailing of the proxy statements.

REASONABLE BEST EFFORTS; FURTHER ASSURANCES

    The Merger Agreement provides that the Company and Parent shall each cooperate with the other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under the Merger Agreement and applicable laws to consummate and make effective the Offer and the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and
(ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

    Subject to applicable laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Purchaser, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

CONDITIONS TO THE MERGER

    CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

        (a) the Merger Agreement and the Merger shall have been approved and adopted by the shareholders of the Company in accordance with Indiana Law and the Company shall have complied with the information and notice requirements of Rule 14c-2 of the Exchange Act, if applicable;

        (b) any applicable waiting period (including any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act"), as amended, relating to the Merger shall have expired or been terminated;

        (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

        (d) all required approvals or consents of any governmental authority (whether domestic, foreign or supranational) in connection with the Merger and the consummation of the other transactions contemplated thereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired) unless the failure to receive any such approval or consent would not, and would not be reasonably expected to, have a material adverse effect on Parent at or after the Effective Time and (ii) all such approvals and consents which have been obtained shall be on terms that would not, and would not reasonably be expected to, have a material adverse effect on Parent at or after the Effective Time.

    CONDITIONS TO THE OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

        (a) (i) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in the Merger Agreement and in any certificate or other writing delivered by the Company pursuant thereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

        (b) there shall not be instituted or pending any action or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, seeking to (i) restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any subsidiary of Parent of all or any portion of the business of the Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any subsidiary of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of Parent or any of its subsidiaries; (ii) to impose or confirm limitations on the ability of Parent or any subsidiary of Parent effectively to exercise full rights of ownership of the shares of the Common Stock (or shares of stock of the Surviving Corporation) including, without limitation, the right to vote any shares of the Common Stock (or shares of stock of the Surviving Corporation) on any matters properly presented to shareholders; or (iii) seeking to require divestiture by Parent or any subsidiary of Parent of any shares of the Common Stock (or shares of stock of the Surviving Corporation), if any such matter referred in subclauses (i), (ii) and (iii) would, or would reasonably be expected to, have a material adverse effect on Parent at or after the Effective Time;

        (c) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated pursuant to the Merger Agreement (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a material adverse effect on Parent at or after the Effective Time;

        (d) since the date of the Merger Agreement, there shall not have occurred a material adverse effect with respect to the Company, nor shall there have occurred a change or event which would reasonably be expected to have a material adverse effect on the Company;

        (e) the Foothill Consent shall have been obtained;

        (f) there shall not have been a subsequent development (including any settlement or final settlement offer from counsel for the plaintiffs) in any action or proceeding pending on the date of the Merger Agreement relating to the Company or any of its subsidiaries or there shall not have been instituted any action or proceeding subsequent to the date of the Merger Agreement that would (i) have a material adverse effect on the Company, or
    (ii) make materially more costly (A) the making of the Offer, (B) the acceptance for payment of, or payment for, some or all of the shares pursuant to the Offer, (C) the purchase of shares pursuant to the Offer, or
    (D) the consummation of the Merger; or

        (g) the Company shall not have (i) petitioned or applied to any tribunal for or consented to the appointment of a receiver, (ii) admitted in writing its inability to pay its debts as they mature, (iii) made an assignment for the benefit of creditors, (iv) been adjudicated bankrupt or insolvent,
    (v) filed voluntarily or had filed against it a petition in bankruptcy or a petition or an answer seeking reorganization or any arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, dissolution or liquidation law or statute, or (vi) become unable to conduct its business, taken as a whole, substantially as currently conducted (including the purchase of inventory and supplies and the payment of liabilities).

    CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

        (a) (i) Each of Parent and Purchaser shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Purchaser contained in the Merger Agreement and in any certificate or other writing delivered by Parent or Purchaser pursuant thereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

        (b) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated thereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a material adverse effect on the business of the Surviving Corporation at or after the Effective Time; and

        (c) the Foothill Consent shall have been obtained.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the Company and Parent:

        (a) by mutual consent of the Parent and the Company;

        (b) (i) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in the Merger Agreement in any material respect, or any such representation and warranty shall have become untrue, in any such case such that the provision regarding conditions to the obligations of Parent and Purchaser contained in the Merger Agreement will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by the Company of written notice of such breach; (ii) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, or any such representation and warranty shall have become untrue, in any such case such that the provision regarding conditions to the obligations of the Company in the Merger Agreement will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by Parent of written notice of such breach;

        (c) by either Parent or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental entity preventing or prohibiting consummation of the Offer or the Merger shall have become final and nonappealable;

        (d) by either Parent or the Company if (i) the Offer shall not have been consummated before October 23, 2000 or (ii) the Merger shall not have been consummated before December 22, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein; provided, however, that this Agreement may be extended not more than 60 days by Parent or the Company by written notice to the other party if the Merger shall not have been consummated as a direct result of (i) the Company or Parent having failed to receive all regulatory approvals or consents required to be obtained by the Company or Parent with respect to the Offer or Merger or (ii) the existence of litigation or any governmental proceeding seeking to prevent or prohibit consummation of the Offer or the Merger; provided further, that this Agreement may be extended up to 90 days by Parent (and the Company agrees to such extension), in its sole discretion, in the event the Foothill Consent shall not have been obtained prior to the dates set forth in section (d) of the provision regarding termination in the Merger Agreement; provided further, that the Company may not terminate this Agreement due to the failure to obtain the Foothill Consent prior to the expiration of the period referred to in the immediately preceding proviso;

        (e) by the Company if it determines to accept a Superior Proposal; provided that such termination under clause (e) shall not be effective unless the Company gives notice to the Parent at least three business day prior to acceptance of a Superior Proposal and shall not be effective until the Company has delivered the Company breakup fee as set forth in the provision regarding the effect of termination in the Merger Agreement resulting in the breakup fee. The Company shall not accept a Superior Proposal unless it terminates this Agreement;

        (f) by Parent, if the Board of Directors of the Company shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of the Merger Agreement, the Offer or the Merger, whether or not permitted by the terms hereof, or shall have failed to call the Company Shareholder Meeting, or shall have recommended a Superior Proposal (or the Board of Directors shall resolve to do any of the foregoing);

        (g) by Parent if the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company's Shareholder Meeting or any adjournment or postponement thereof (except in connection with a breach by Parent of its covenants under the Merger Agreement);

        (h) by the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company's Shareholder Meeting or any adjournment or postponement thereof (except in connection with a breach by the Company of its covenants under the Merger Agreement); or

        (i) by Parent if Parent or Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired, without Parent or Purchaser, as the case may be, purchasing any shares of the Common Stock thereunder.

EFFECT OF TERMINATION

    In the event of the termination of the Merger Agreement by either the Company or Parent pursuant to the provision regarding termination under the Merger Agreement, the Merger Agreement shall forthwith become void, there shall be no liability under the Merger Agreement on the part of Parent or the Company, other than as provided under the sections of the Merger Agreement regarding effect of termination, fees and expenses, the confidentiality provisions, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

    In the event of termination of the Merger Agreement without consummation of the transactions contemplated thereby by the Company pursuant to termination by the Company if it accepts a Superior Proposal then the Company shall make payment to Parent simultaneously therewith by wire transfer of immediately available funds of a breakup fee in the amount of $1,250,000 (the "Company Breakup Fee") plus all expenses incurred by Parent in connection with the transactions contemplated thereby (which expenses shall not exceed $500,000 in the aggregate).

    If (i) the Merger Agreement is terminated without consummation of the transactions contemplated in the Merger Agreement by the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders and (ii) at the time of the vote on the Merger by the shareholders of the Company at the Company's Shareholder Meeting or adjournment or postponement thereof (except in connection with a breach by the Company of its covenants under the Merger Agreement), an unsolicited Acquisition Proposal shall have been proposed, then the Company shall immediately make payment of the Company Breakup Fee plus all expenses incurred by Parent in connection with the transactions contemplated thereby (which expenses shall not exceed $500,000 in the aggregate) to the Parent by wire transfer of immediately available funds upon consummation of an Acquisition Proposal if such Acquisition Proposal is consummated within twelve (12) months from the time of the vote of the shareholders of the Company on the Merger and such consummated Acquisition Proposal is with the party (or an affiliate of the party) which had proposed an unsolicited Acquisition Proposal which was received by the Company prior to the Company's shareholders' vote.

DIRECTORS AND OFFICERS INSURANCE; INDEMNIFICATION

    The Merger Agreement provides that the Parent will maintain in effect for not less than six years after the Effective Time the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company), with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by the Merger Agreement; provided, however, that in order to maintain or procure such coverage, the Parent shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 150% of the most recent annual premium paid by the Company prior to the date of the Merger Agreement (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Parent will only be required to obtain only as much coverage as can be obtained by paying an annual premium equal to the Cap. Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (the

"Indemnified Parties") as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall survive the Effective Time and shall continue in full force and effect in accordance with their respective terms. The provisions of the Merger Agreement regarding Director and Officer liability are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING IS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS WHOSE SHARES ARE CONVERTED INTO THE RIGHT TO RECEIVE CASH IN THE MERGER. THE SUMMARY IS BASED ON THE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), APPLICABLE CURRENT AND PROPOSED UNITED STATES TREASURY REGULATIONS ISSUED THEREUNDER, JUDICIAL AUTHORITY AND ADMINISTRATIVE RULINGS AND PRACTICE, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT, AT ANY TIME AND, THEREFORE, THE FOLLOWING STATEMENTS AND CONCLUSIONS COULD BE ALTERED OR MODIFIED. THE DISCUSSION DOES NOT ADDRESS HOLDERS OF SHARES IN WHOSE HANDS SHARES ARE NOT CAPITAL ASSETS, NOR DOES IT ADDRESS HOLDERS WHO HOLD SHARES AS PART OF A HEDGING, "STRADDLE," CONVERSION OR OTHER INTEGRATED TRANSACTION, OR WHO RECEIVED SHARES UPON CONVERSION OF SECURITIES OR EXERCISE OF WARRANTS OR OTHER RIGHTS TO ACQUIRE SHARES OR PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR TO HOLDERS OF SHARES WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, UNITED STATES EXPATRIATES OR NON-U.S. PERSONS). NOR DOES IT ADDRESS ANY ASPECT OF FOREIGN, STATE OR LOCAL TAXATION OR ESTATE AND GIFT TAXATION.

    THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

    The receipt of cash in exchange for Shares pursuant to the Merger will be taxable for federal income tax purposes and may also be taxable under applicable state, local or foreign tax laws. A shareholder who receives cash will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by the shareholder and the shareholder's adjusted tax basis in the Shares exchanged therefor. Gain or loss must be determined separately for each block of Shares exchanged (for example, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (provided that the Shares are held as capital assets) and any such capital gain or loss will be long term if, as of the date of the exchange, the Shares were held for more than one year.

    The foregoing discussion may not be applicable to certain types of shareholders or Shares, including shareholders who acquired Shares pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States, and foreign corporations, Shares held as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or entities that are otherwise subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, and investors in pass-through entities).

                            FINANCING OF THE MERGER

    The Merger is not conditioned upon any financing arrangements. The amount of funds required by Purchaser to purchase all of the outstanding Common Stock pursuant to the Merger and to pay related fees and expenses is expected to be approximately $1,200,000. Purchaser will obtain these funds from Parent. To the extent the needed funds are not available from working capital, Parent will borrow under the loan agreement described below.

    On March 31, 2000, Heico and Parent (collectively, the "Borrowers") entered into a second amended and restated credit agreement ("2000 Credit Agreement") with a group of banks. Under the terms of the 2000 Credit Agreement, the lenders agreed to provide revolving loans from time to time of up to $250 million, due July 30, 2003, to be used for working capital and for other general corporate purposes. Up to $50 million of the revolving credit facility can be used to support outstanding letters of credit. Interest on the loans under the 2000 Credit Agreement is based on the agent bank's reference rate or the Eurodollar rate plus a factor which depends on the Borrowers' consolidated ratio of funded debt to earnings before taxes, interest, depreciation and amortization. In addition, Borrowers pay a commitment fee on the unused amounts of the credit facility. The revolving loans under the 2000 Credit Agreement are guaranteed by certain restricted subsidiaries of the Borrowers and are otherwise unsecured, subject to a negative pledge covenant. The 2000 Credit Agreement contains certain financial covenants restricting dividend payments, repurchase of shares, investments, issuance of additional debt, among other matters. Under the terms of the 2000 Credit Agreement, $185.9 million was available for investments at March 31, 2000. As of March 31, 2000, the Company had outstanding letters of credit of $8 million used principally to support insurance and bonding programs.

    The margin regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock, including if such credit is secured directly or indirectly by margin stock. Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with the margin regulations.

                       INFORMATION CONCERNING THE COMPANY

THE BUSINESS OF THE COMPANY

    The Company and its subsidiaries currently operate in the wire and engineered products segments. The Company produces tire bead wire, welding wire, stainless steel spring and specialty wire, and plated wire. These wire products are supplied to major markets consisting of tire, spring, automotive component, electric component, telecommunications and fabricated metal products. The Company also produces wire cloth, nonwoven metal fiber materials, filters and inflator housings for automotive air bag inflators, which are sold primarily to automotive air bag manufacturers. The principal address of the Company is 1618 Terminal Road, Niles, Michigan 49120. The Company's telephone number is
(616) 683-8100.

    The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C.

20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The management of the Company is under the direction of the Board. The Board is currently comprised of seven directors: Ranko Cucuz, Michael F. Heisley, Sr., Ronald B. Kalich, Stanley H. Meadows, Donald R. Sheley, Jr., Emily Heisley Stoeckel, E. A. Roskovensky. Mr. Heisley, Mr. Meadows, Ms. Heisley Stoeckel and Mr. Roskovensky were designated by Parent an appointed to the Board on August 21, 2000 pursuant to the Merger Agreement.

    The following information regarding the directors is provided as of August 30, 2000.

NAME OF DIRECTOR               AGE               PRINCIPAL OCCUPATION AND OTHER INFORMATION
----------------             --------   ------------------------------------------------------------
Ranko Cucuz................     55      Chairman and Chief Executive Officer of Hayes Lemmerz
                                        International, Inc. (automobile industry supplier).

Michael F. Heisley, Sr.....     63      President and Chief Executive Officer of The Heico
                                        Companies, LLC, since March 1997; Chairman of the Board of
                                        Directors of Davis Wire Corporation and WorldPort
                                        Communications, Inc.; Director and Chairman and Chief
                                        Executive Officer of NS Acquisition Corporation.
                                        Mr. Heisley is the father of Emily Heisley Stoeckel.

Ronald B. Kalich...........     52      President and Chief Executive Officer of the Company since
                                        November 1999; previously President, Getz Brothers &
                                        Co., Inc. (international distribution company); Director,
                                        The Carbide/ Graphite Group, Inc., Thomas and Betts Corp.

Stanley H. Meadows.........     55      Assistant Secretary of The Heico Companies, LLC, since March
                                        1997; Director and Assistant Secretary of NS Acquisition
                                        Corp.; Mr. Meadows is the president of a professional
                                        corporation that is a partner at the law firm of McDermott,
                                        Will & Emery since 1985.

Donald R. Sheley, Jr.......     58      Formerly Vice President Finance and CFO, Standard Products,
                                        Co.

Emily Heisley Stoeckel.....     36      Managing Director of Heico Acquisitions since 1995; Director of Tom's Foods, Inc. Ms. Stoeckel is the daughter of
                                        Michael E. Heisley, Sr.

E. A. Roskovensky..........     54      President and Secretary of NS Acquisition Corp.; President
                                        and Chief Executive Officer of Davis Wire Corporation;
                                        Director, QuadraMed Corporation.

                  INFORMATION CONCERNING PARENT AND PURCHASER

PURCHASER

    Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of Purchaser are held by Parent. The principal address of Purchaser is c/o Heico Holding, Inc., 5600 Three First National Plaza, Chicago, Illinois 60602. The telephone number is
(312) 419-8220.

PARENT

    Parent, a Delaware limited liability company, is a privately owned holding company headquartered in Chicago, Illinois. Activities include construction equipment and services, heavy machinery, materials handling, and other interests. Parent is controlled by Michael E. Heisley, Sr. The principal executive offices of Parent are located at 5600 Three First National Plaza, Chicago, Illinois 60602. The telephone number is (312) 419-8220.

    Neither Parent nor Purchaser is subject to the informational reporting requirements of the Exchange Act, nor are any of them required to file reports and other information with the Commission relating to their respective businesses, financial condition or other matters. Except as otherwise disclosed in this Proxy Statement, neither Parent nor Purchaser has made, or is making, any provision in connection with the Merger to grant unaffiliated security holders access to the files of either Parent or Purchaser.

                      PRICE RANGE OF THE SHARES; DIVIDENDS

    The primary market for the Shares is the American Stock Exchange. The ticker symbol for the Shares is "NSD." The following table sets forth, for the Company's fiscal periods indicated, the high and low sales prices per share of Common Stock as reported on the American Stock Exchange Composite Transaction Reporting System. The Company did not pay cash dividends on its Common Stock during the periods set forth below.

                                                                       HIGH                       LOW
                                                              -----------------------   -----------------------
1998:
First Quarter...............................................  8 1/16                    5 1/8
Second Quarter..............................................  6 7/8                     5 5/16
Third Quarter...............................................  6 1/8                     4 13/16
Fourth Quarter..............................................  5                         3 1/16

1999:
First Quarter...............................................  3 15/16                   2 1/2
Second Quarter..............................................  4 1/8                     3
Third Quarter...............................................  6 7/16                    2 7/8
Fourth Quarter..............................................  5 7/8                     2 3/8

2000:
First Quarter...............................................  4 1/16                    2 1/2
Second Quarter..............................................  3 1/2                     1 3/4
Third Quarter...............................................  2 1/2                     7/8
Fourth Quarter (through September 8, 2000)..................  1 1/8                     7/8

    On September 8, 2000, the closing market price per Share on the American Stock Exchange was $1. Shareholders are urged to obtain current market quotations for the Shares.

    The Shares are presently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Upon consummation of the Merger the shares will be suspended from trading by the American Stock Exchange and the registration of the Shares under the Exchange Act will be terminated. The Shares will no longer be margin securities under the rules of the Board of Governors of the Federal Reserve System.

    The termination of the registration of the Shares under the Exchange Act will substantially reduce the information required to be furnished by the Company to the Commission and to the shareholders and will render inapplicable certain provisions of the Exchange Act such as the short-swing profit recovery provisions of Section 16(b).

                       OWNERSHIP OF SHARES BY DIRECTORS,
                      OFFICERS AND PRINCIPAL SHAREHOLDERS

SECURITY OWNERSHIP OF MANAGEMENT

    The table set forth below, including the footnotes, contains information as of August 30, 2000 concerning beneficial ownership of Common Stock by the directors, named executive officers of the Company and by all directors and executive officers of the Company as a group:

                                                     NUMBER OF SHARES
                                                     OF COMMON STOCK
MANAGEMENT                                          OWNED BENEFICIALLY   % OF CLASS
----------                                          ------------------   ----------
Mike Conn.........................................         1,000               *
David Craigmile...................................             0               0
Ranko Cucuz.......................................             0               0
Ronald B. Kalich..................................             0               0
William D. Grafer.................................             0               0
Michael E. Heisley, Sr............................     4,705,354(1)         81.5
David L. Lawrence.................................             0               0
Stanley H. Meadows................................             0               0
Ernest J. Nagy....................................             0               0
E.A. Roskovensky..................................             0               0
Michael B. Savitske...............................             0               0
Charles E. Schroeder..............................             0               0
Donald R. Sheley, Jr..............................             0               0
Emily Heisley Stoeckel............................             0               0
Donald F. Walter..................................             0               0
Timothy C. Wright.................................             0               0
Executive Officers and Directors as a Group.......     4,706,354            81.5

------------------------

 *  Indicates less than 1% of Class

(1) Includes 4,705,354 Shares held by Purchaser. Purchaser is a wholly-owned subsidiary of Parent and Mr. Heisley controls Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The table set forth below contains information concerning other principal shareholders known to the Company to own beneficially more than five percent of the Company's outstanding shares of Common Stock.

                                                     NUMBER OF SHARES
                                                     OF COMMON STOCK
BENEFICIAL OWNER                                    OWNED BENEFICIALLY   % OF CLASS
----------------                                    ------------------   ----------
Michael E. Heisley, Sr............................       4,705,354(1)       81.5
c/o Heico Holding, Inc.
5600 Three First National Plaza
Chicago, Illinois 60602

Thomas W. Mittler.................................         355,800(2)        6.1
3607 South Main Street
South Bend, Indiana 46601

------------------------

(1) Includes 4,705,354 Shares held by Purchaser. Purchaser is a wholly-owned subsidiary of Parent and Mr. Heisley controls Parent.

(2) According to a report on Schedule 13G filed by Thomas W. Mittler filed on February 7, 2000.

                   PROXY SOLICITATION; REVOCATION OF PROXIES

    Proxies are being solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses, in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Shares held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

    If the Special Meeting is adjourned for any reason, the approval of the Merger Agreement shall be considered and voted upon by shareholders at the subsequent adjourned meeting.

    IT IS URGED THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

    You may revoke your proxy at any time prior to its exercise by sending in a proxy bearing a later date, by delivering a written notice of revocation or by attending the Special Meeting in person and casting a ballot or delivering notice of revocation of your proxy.

                                 OTHER MATTERS

    The Board does not know of any other business which may be presented for consideration at the Special Meeting. If any business not described herein should come before the Special Meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

                INCORPORATED DOCUMENTS AND AVAILABLE INFORMATION

    The following documents or portions of documents are incorporated by reference in this Proxy Statement and are deemed to be a part hereof:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999; and

(2) The Company's Quarterly Report on Form 10-Q for the nine months ended July 2, 2000.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement.

    Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces such statement.

    The Company undertakes to provide by first class mail, without charge, to any person to whom a copy of this Proxy Statement has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Proxy Statement by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to the Company at 1618 Terminal Road, Niles, Michigan 49120.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

                                          BY ORDER OF THE BOARD
                                          OF DIRECTORS

                                          T.C. Wright
                                          SECRETARY

September 12, 2000

                                                                         ANNEX A

                            AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                 JUNE 26, 2000
                                  BY AND AMONG
                           NATIONAL-STANDARD COMPANY,
                              HEICO HOLDING, INC.
                                      AND
                              NS ACQUISITION CORP.

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of June 26, 2000, is made by and among NATIONAL-STANDARD COMPANY, an Indiana corporation (the "Company"), HEICO HOLDING, INC., a Delaware corporation ("Parent"), and NS ACQUISITION CORP., a Delaware corporation ("Merger Subsidiary").

                              W I T N E S S E T H:

    WHEREAS, in furtherance of Merger Subsidiary's acquisition of all of the issued and outstanding shares of common stock, par value $.01 per share of the Company (the "Shares" or the "Company Common Stock"), it is proposed that Merger Subsidiary make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of Company Common Stock for $1.00 per Share, net to the seller in cash, upon the terms and conditions set forth in this Agreement and the Offer.

    WHEREAS, the Board of Directors of the Company has (i) approved this Agreement, (ii) resolved to recommend the Offer to the Company's stockholders and (iii) deems it advisable and in the best interests of the Company's stockholders to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth in this Agreement (the "Merger").

    WHEREAS, the respective Boards of Directors of Parent and Merger Subsidiary have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the Merger on the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                                   THE OFFER

    Section 1.1.  THE OFFER.

    (a) Subject to the provisions of this Agreement and this Agreement not having been terminated, Merger Subsidiary shall use reasonable efforts to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) the Offer within 10 business days of the date hereof. The obligation of Merger Subsidiary to commence the Offer and to accept for payment, and to pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject to the satisfaction of the conditions set forth in EXHIBIT A and the terms and conditions of this Agreement (the "Offer Conditions"). Subject to the provisions of this Agreement, the Offer shall initially expire on the 20th business day from and after the date the Offer is commenced, including the date of the commencement of the Offer as the first business day in accordance with Rule 14d-2 under the Exchange Act, unless this Agreement is terminated in accordance with Article 9, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination.

    (b) Merger Subsidiary expressly reserves the right to waive any condition set forth on EXHIBIT A without the consent of the Company, and to make any other changes in the terms and conditions of the Offer. However, without the prior written consent of the Company, Merger Subsidiary shall not (i) reduce the maximum number of Shares subject to the Offer; (ii) decrease the Offer Price;
(iii) change the form of consideration payable in the Offer; (iv) amend or modify the Offer Conditions in any manner adverse to the holders of Shares; or
(v) waive the requirement for the Foothill Consent (as defined below) to have been obtained at the expiration of the Offer. Notwithstanding the foregoing, Merger Subsidiary may, without the consent of the Company, extend the Offer at any time and from time to time: (i) if at the then scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as all such conditions shall have been satisfied or waived;
(ii) for any period required by any statute or rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or its staff applicable to the Offer; (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and (iv) from time to time, for an aggregate period of not more than ten (10) business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. Subject to and in accordance with the terms and conditions of the Offer and this Agreement (but subject to the right of termination in accordance with Article 9), Merger Subsidiary shall accept for payment and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer. In addition to the foregoing, Merger Subsidiary may provide for a "subsequent offering period" to the extent provided in Rule 14d-11 under the Exchange Act after the purchase of Shares pursuant to the Offer.

    Section 1.2 ACTIONS BY MERGER SUBSIDIARY. Within ten (10) business days following execution of this Agreement, Merger Subsidiary shall file with the Commission a Tender Offer Statement on Schedule TO, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer, the Merger and the other transactions contemplated hereby. The Schedule TO shall contain or incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related documents (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements or amendments thereto, collectively, the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents prior to the filing thereof with the Commission. The Offer Documents shall comply in all material respects with the requirements of the Exchange Act. On the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Merger Subsidiary with respect to information supplied by the Company for inclusion in the Offer Documents. Merger Subsidiary agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent such information shall have become false or misleading in any material respect, and Merger Subsidiary further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and to be disseminated to all of the holders of Shares as and to the extent required by applicable federal securities laws. The Company agrees to notify Merger Subsidiary promptly as to any information provided by it for use in the Offer Documents if and to the extent such information shall have become false or misleading in any material respect, and Merger Subsidiary further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and to be disseminated to all of the holders of Shares as and to the extent required by applicable federal securities laws. Merger Subsidiary agrees to provide the Company and its counsel any comments Merger Subsidiary or its counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after receipt of such comments. Merger Subsidiary shall use its reasonable efforts to respond to such comments promptly and shall provide the Company copies of any written responses and telephonic notification of any verbal responses by Merger Subsidiary or its counsel. Parent and Merger Subsidiary shall provide for inclusion in the
Schedule 14D-9 (as defined below) and the Information Statement (as defined below) any information reasonably requested by the Company, and to the extent requested by the Company, Parent and Merger Subsidiary shall cooperate in the preparation of the Schedule 14D-9 and the Information Statement.

    Section 1.3.  ACTIONS BY THE COMPANY.

    (a) The Company hereby consents to the inclusion in the Offer Documents of information relating to the recommendation of the Board of Directors of the Company described in Section 3.2(b). The Company shall provide for inclusion in the Offer Documents any information reasonably requested

                                   ANNEX A-2
by Merger Subsidiary, and to the extent requested by Merger Subsidiary, the Company shall cooperate in the preparation of the Offer Documents.

    (b) As soon as reasonably practicable on or after the date of the commencement of the Offer, the Company shall file with the Commission a Solicitation/Recommendation Statement on Schedule 14d-9 with respect to the Offer (such Schedule 14d-9, together with all amendments and supplements thereto, "Schedule 14D-9") containing the recommendations of the Board of Directors of the Company described in Section 3.2(b) and shall disseminate the
Schedule 14D-9 to the stockholders of the Company to the extent required by Rule 14D-9 promulgated under the Exchange Act and any other applicable federal or state securities laws. The Company shall cooperate with Merger Subsidiary in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Merger Subsidiary and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the Commission. The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act. On the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Merger Subsidiary for inclusion in the Schedule 14D-9. The Company agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and to be disseminated to all of the holders of Shares as and to the extent required by applicable federal securities laws. Merger Subsidiary agrees to notify the Company promptly as to any information provided by it for use in the
Schedule 14D-9 if and to the extent such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and to be disseminated to all of the holders of Shares as and to the extent required by applicable federal securities laws. The Company agrees to provide Merger Subsidiary and its counsel in writing any comments the Company or its counsel may receive from the Commission or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments. The Company agrees to use its reasonable efforts, after consultation with Merger Subsidiary, to respond promptly to all such comments of and requests by the Commission. The Company shall provide Merger Subsidiary copies of any written responses and telephonic notification of any verbal responses by the Company and its counsel.

    (c) In connection with the Offer, the Company shall promptly, or shall cause its transfer agent to promptly, furnish Merger Subsidiary with mailing labels containing the names and addresses of the record holders of Shares, each as of the most recent date together with copies of all lists of stockholders and security position listings and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Subsidiary such information and assistance (including updated lists of stockholders, security position listings and computer files) as Merger Subsidiary may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Merger Subsidiary shall hold in confidence the information contained in any of such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 9.1, shall deliver to the Company all copies of such information then in its possession.

                                   ANNEX A-3

    Section 1.4  BOARD OF DIRECTORS.

    (a) Promptly upon the purchase of and payment for any Shares by Merger Subsidiary which represent at least a majority of the outstanding Shares, Merger Subsidiary shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Merger Subsidiary bears to the total number of Shares then outstanding. The Company shall, upon request of Merger Subsidiary, use its reasonable best efforts promptly either to increase the size of its Board of Directors, including by amending the By-laws of the Company if necessary to so increase the size of such Board of Directors, or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Merger Subsidiary's designees to be so elected or appointed to the Company's Board of Directors, and shall use its reasonable best efforts to cause Merger Subsidiary's designees to be so elected or appointed at such time. At such time, the Company shall, upon the request of Merger Subsidiary, also cause persons designated by Merger Subsidiary to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company, and (iii) each committee (or similar body) of each such board. The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act. The Company shall take, at its expense, all action necessary to effect any such election, and shall include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    (b) Following the election or appointment of Merger Subsidiary's designees pursuant to this Section 1.4 and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who are not designated by Merger Subsidiary shall be required to authorize any permitted termination of this Agreement by the Company, any material amendment of this Agreement, any extension of time for the performance of any of the obligations or other acts of Parent or Merger Subsidiary, and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

                                   ARTICLE 1A
                                   THE MERGER

    Section 1A.1  THE MERGER.

    (a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file articles of merger with the Secretary of State of the State of Indiana and a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the Business Corporation Act of the State of Indiana (the "Indiana Law") and the General Corporation Law of the State of Delaware (the "Delaware Law") to be made in connection with the Merger. The Merger shall become effective at such time as the articles of merger is duly filed with the Secretary of State of the State of Indiana and the certificate of merger is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the Company and Parent, at such later time as is specified in the articles of merger (the "Effective Time").

    (b) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the requirements of Indiana Law and Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

                                   ANNEX A-4

    (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Indiana Law and Delaware Law.

    (d) The closing of the Merger (the "Closing") shall take place (i) at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois 60606, as soon as practicable, but in any event within three business days, after the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or
(ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the "Closing Date").

    Section 1A.2  CONVERSION OF SHARES.

    (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

        (i) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or any subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

        (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

       (iii) each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in
    Section 1A.2(a)(i), be converted into the right to receive $1.00 per share (the "Merger Consideration").

    (b) From and after the Effective Time, all shares of Company Common Stock converted in accordance with Section 1A.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with
Section 1A.2(a)(ii).

    Section 1A.3  SURRENDER AND PAYMENT.

    (a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the shares of Company Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent.

    (b) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by such Certificate. Until so

                                   ANNEX A-5
surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

    (c) If any portion of the Merger Consideration is to be paid to any Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment of the Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

    (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this
Article 1A.

    (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1A.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 1A.3 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws.

    Section 1A.4  STOCK OPTIONS AND WARRANTS; RESTRICTED STOCK.

    (a) At and after the Effective Time, any outstanding option to purchase shares of Company Common Stock (each a "Company Stock Option") or other stock-based awards of the Company granted under the Company's plans or agreements pursuant to which stock options or restricted stock awards or other stock-based awards of the Company have been or may be granted (collectively, the "Company Stock Plans") and any outstanding warrant or other right convertible or exchangeable into shares of capital stock of the Company (each a "Company Warrant") will, in accordance with the terms of the applicable Company Stock Plan or Company Warrant, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Subsidiary or the holder of any such Company Stock Option or Company Warrant, be automatically converted into the right to receive an amount per share of Company Common Stock into which such Company Stock Option (regardless of any vesting schedule) or Company Warrant is exercisable or convertible equal to (i) the Merger Consideration LESS (ii) any applicable exercise price or conversion price with respect to such Company Stock Option or Company Warrant as of the Effective Time. At the Effective Time, all outstanding Company Stock Options shall be cancelled and all Company Stock Plans shall be terminated and of no further force or effect.

    (b) At and after the Effective Time, any outstanding restricted stock awards of the Company (each a "Company Restricted Stock Award") granted under any Company Stock Plan will, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Subsidiary or the holder of such Company Restricted Stock Award, entitle the holder thereof to receive an amount per share of Company Common Stock covered by such Restricted Stock Award equal to the Merger Consideration and all restrictions under such awards shall lapse as of the Effective Time.

                                   ANNEX A-6

    Section 1A.5 ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, any issuance of additional shares of capital stock of the Company upon exercise of any Company Convertible Securities outstanding on the date of this Agreement, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

    Section 1A.6 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 1 or Article 1A such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

    Section 1A.7 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by that Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Shares represented by such Certificates as contemplated by this Article 1A.

    Section 1A.8 DISSENTING COMPANY STOCKHOLDERS. Notwithstanding any provision of this Agreement to the contrary, if required by Indiana Law, but only to the extent required thereby, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares who have properly exercised appraisal rights with respect thereto in accordance with Section 23-1-44-8 of Indiana Law (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration. Each holder of such Dissenting Shares will be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 23-1-44-8 unless and until such holder fails to perfect or effectively waives, withdraws or loses his or her rights to appraisal and payment under Indiana Law. If, after the Effective Time, any such holder fails to perfect or effectively waives, withdraws or loses such right, such shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock prior to the Effective Time and, prior to the Effective Time, the Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE 2
                           CERTAIN GOVERNANCE MATTERS

    Section 2.1 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The certificate or articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation (until amended in accordance with applicable law).

                                   ANNEX A-7

    Section 2.2 BY-LAWS OF THE SURVIVING CORPORATION. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (until amended in accordance with applicable law).

    Section 2.3 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent that except as set forth in the disclosure schedules relating to the sections of this Agreement identified therein delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedules"):

    Section 3.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" or "material adverse change" with respect to any Person means any change, effect, event or occurrence that has a material adverse impact on the financial condition, business, liabilities, properties, assets, prospects or results of operations of such Person and its Subsidiaries taken as a whole. The Company has heretofore made available to Parent true and complete copies of the Company's articles of incorporation and by-laws as currently in effect.

    Section 3.2  CORPORATE AUTHORIZATION.

    (a) The execution, delivery and performance by the Company of this Agreement, other agreements contemplated hereby (the "Ancillary Agreements") to which the Company is a party (the "Company Ancillary Agreements") and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in accordance with Indiana Law (the "Company Stockholder Approval") in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of the outstanding shares of Company Common Stock having votes representing a majority of the votes of all such outstanding capital stock, voting together as a single class, in favor of the approval and adoption of this Agreement and the Merger is the only vote of the holders of any of the Company's capital stock necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which Parent and/or Merger Subsidiary is a party (the "Parent Ancillary Agreements") by Parent and Merger Subsidiary, as applicable, each of this Agreement and the Company Ancillary Agreements constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

                                   ANNEX A-8

    (b) The Company's Board of Directors, at a meeting duly called and held, has
(i) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger) are advisable, fair to and in the best interests of the Company's stakeholders, including stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Offer and the Merger), and (iii) resolved to recommend that the Company stockholders accept the Offer and vote for the approval and adoption of this Agreement and the Merger. The Company's Board of Directors shall continue to recommend that the Company stockholders accept the Offer and vote for the approval and adoption of this Agreement and the Merger, subject to Section 7.9.

    Section 3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement, the Company Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby require no action by or in respect of, or filing by the Company with, any governmental body, agency, official or authority other than (a) the filing of a certificate and/or articles of merger in connection with the Merger in accordance with Indiana Law, Delaware Law and applicable laws of any other state, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (c) compliance with any applicable requirements of the Exchange Act, (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and (e) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the Company's consummation of the Merger.

    Section 3.4 NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement, the Company Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the articles of incorporation or by-laws of the Company, (b) assuming compliance with the matters referred to in Section 3.3 and subject to receipt of the Company Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries,
(c) subject to receipt of the Company Stockholder Approval, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or
(d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or
(d) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.13) not yet due or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Neither the Company nor any Subsidiary of the Company is a party to any agreement that expressly limits the ability of the Company or any Subsidiary of the Company to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time.

    Section 3.5 CAPITALIZATION. The authorized capital stock of the Company consists of 25,600,000 shares, consisting of 25,000,000 shares of Company Common Stock and 600,000 shares of Preferred Stock, par value $1.00 per share. As of the close of business on June 23, 2000, there were outstanding 5,788,569 shares of Company Common Stock and no other shares of capital stock or other voting

                                   ANNEX A-9
securities of the Company were then outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except for (i) Company Stock Options to acquire no more than 1,230,500 shares of Company Common Stock issued pursuant to the Company Stock Plans, and (ii) Company Warrants to acquire no more than 100,000 shares of Company Common Stock, there are no outstanding options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Company Convertible Security"). Schedule 3.5 sets forth a list of all Company Stock Options and Company Warrants listing the holder, the number of shares of Company Common Stock into which such Company Stock Options or Company Warrants are exercisable or convertible, and the exercise price. Since the close of business on June 23, 2000, the Company has not issued any shares of capital stock or any Company Convertible Securities other than the issuance of Company Common Stock in connection with the exercise of the Company Stock Options described above. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Convertible Securities.

    Section 3.6  SUBSIDIARIES.

    (a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is, directly or indirectly, owned by the Company. All shares of capital stock of, or other ownership interests in, Subsidiaries of the Company, directly or indirectly, owned by the Company are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding options, warrants or other rights to acquire from the Company or any of its Subsidiaries, and, except as may be required by applicable foreign corporate laws, no preemptive or similar rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to, the capital stock of any Subsidiary of the Company, obligating the Company or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement,

                                   ANNEX A-10
arrangement or commitment (each of the foregoing, a "Company Subsidiary Convertible Security"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire from any Person (other than the Company or a wholly owned Subsidiary of the Company) any outstanding shares of capital stock of any Subsidiary of the Company or any Company Subsidiary Convertible Securities.

    Section 3.7  COMMISSION FILINGS.

    (a) The Company has made available to Parent (i) its annual reports on Form 10-K for its fiscal years ended September 30, 1997, 1998 and 1999,
(ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after September 30, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since September 30, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since September 30, 1999 (the documents referred to in this Section 3.7(a) and such items filed after the date of this Agreement being referred to collectively as the "Company Commission Documents"). The Company's quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2000 is referred to as the "Company 10-Q".

    (b) As of its filing date, each Company Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

    (c) As of its filing date, each Company Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (d) Each registration statement, as amended or supplemented, if applicable, filed by the Company pursuant to the Securities Act since September 30, 1999, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    Section 3.8 FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in
Section 3.7 present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of March 31, 2000 set forth in the Company 10-Q and "Company Balance Sheet Date" means March 31, 2000.

    Section 3.9 DISCLOSURE DOCUMENTS. Neither (i) the proxy statement or information statement of the Company (the "Company Proxy Statement") to be filed with the Commission in connection with the Merger, nor (ii) any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company in this Section 3.9 with respect to statements made or incorporated by reference therein

                                   ANNEX A-11
based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

    Section 3.10 ABSENCE OF CERTAIN CHANGES. Since the Company Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has not been:

    (a) any event, occurrence or development which, individually or in the aggregate, would have, or reasonably be expected to have, a Material Adverse Effect on the Company;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of their capital stock or any Company Convertible Securities or Company Subsidiary Convertible Securities;

    (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

    (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

    (e) any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change which is required by reason of a concurrent change in GAAP;

    (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (iv) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice;

    (g) any material Tax election made or changed, any material audit settled or any material amended Tax Returns filed; or

    (h) any action which, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

    Section 3.11 NO UNDISCLOSED LIABILITIES. There are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

    (a) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto or otherwise taken into account in the calculation of the Merger Consideration;

    (b) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business; and

                                   ANNEX A-12

    (c) obligations under this Agreement and filing fees and advisor fees and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement.

    Section 3.12 LITIGATION. There is no action, suit, proceeding or known investigation pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree.

    Section 3.13  TAXES.

    (a) Except as provided for in the Company Balance Sheet (including the notes thereto), (i) all Company Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Company Tax Returns that have been so filed, and, as of the time of filing, the Company Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (iv) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; (v) to the best of the Company's knowledge and belief, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Sections 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company is the common parent, and (vi) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid (other than deficiencies which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet). For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, AD VALOREM, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Returns" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    (b) Neither the Company nor any of its Subsidiaries have been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period.

    (c) There are no Tax liens upon any property or assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due.

                                   ANNEX A-13

    Section 3.14  EMPLOYEE BENEFIT PLANS.

    (a) For purposes of this Agreement, the term "Company Employee Plans" shall mean and include: each management, consulting, non-compete, employment, severance or similar contract, plan, including, without limitation, all Company Stock Plans, arrangement or policy applicable to any director, former director, employee or former employee of the Company and each plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or director or former employee or director of the Company or any Subsidiary, or under which the Company has any liability, contingent or otherwise (including but not limited to each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). The Disclosure Schedule sets forth a list of each Company Employee Plan.

    (b) Each Company Employee Plan has been established and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan. No Company Employee Plan is a "multiemployer plan," as defined in Section 3(37) of ERISA.

    (c) Neither the Company nor any affiliate of the Company has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of the Company of incurring any such liability. All contributions required to be made under the terms of any Company Employee Plan maintained in the United States have been made, and, where applicable to a Company Employee Plan, the Company and its affiliates have complied with the minimum funding requirements under Section 412 of the Code and Section 302 of ERISA with respect to each such Company Employee Plan.

    (d) With respect to each Company Employee Plan which is subject to Title IV of ERISA, (i) the present value of accrued benefits under such Company Employee Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Employee Plan's actuary with respect to such Company Employee Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Employee Plan allocable to such accrued benefits, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Employee Plan for which the 30-day notice requirement has not been waived, and
(iii) no condition exists which would subject the Company or any Company Subsidiary to any fine under Section 4071 of ERISA.

    (e) Each Company Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code and, to the Company's knowledge, no circumstances exist which will adversely affect such qualification or exemption.

    (f) No director or officer or other employee of the Company or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Company Stock Plans or other benefit under any compensation plan or arrangement of the Company) solely as a result of the transactions contemplated hereby; and no payment made or to be made to any current or former employee or director of the Company or any of its affiliates by reason of the

                                   ANNEX A-14
transactions contemplated hereby (whether alone or in connection with any other event) will constitute an "excess parachute payment" within the meaning of
Section 280G of the Code.

    (g) Since the Company Balance Sheet Date, there has been no amendment to, or change in employee participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

    (h) The Company and its Subsidiaries are in material compliance with all applicable federal, state, local and foreign statutes, laws, (including without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against the Company and its Subsidiaries are pending or, to the knowledge of the Company, threatened, nor are the Company and its Subsidiaries involved in or, to the knowledge of the Company, threatened with any labor dispute, grievance (other than ordinary, immaterial individual grievances), or litigation relating to labor matters involving any employees. There are no suits, actions, disputes, claims (other than routine claims for benefits), known investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Company Employee Plan.

    (i) The Company Stock Plans allow for the treatment of Company Options as provided in Section 1A.4.

    Section 3.15 COMPLIANCE WITH LAWS. Neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    Section 3.16 FINDERS' OR ADVISORS' FEES. Other than USBancorp Piper Jaffray (a copy of whose engagement letter has been delivered to Parent), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

    Section 3.17  ENVIRONMENTAL MATTERS.

    (a) The Company and its Subsidiaries (i) are in material compliance with all, and are not subject to any material liability with respect to, any Environmental Laws (as defined below), (ii) hold or have applied for all Environmental Permits (as defined below) and (iii) are in compliance with their respective Environmental Permits, except where the failure to have applied for or be in compliance with any such Environmental Permit would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (b) Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

    (c) Neither the Company nor any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (as defined below) and, no litigation, other proceeding or known investigation is pending or, to the knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

                                   ANNEX A-15

    (d) None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

    (e) For purposes of this Agreement:

        (i) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

        (ii) "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

       (iii) "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

        (iv) "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

    Section 3.18 PERMITS. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any domestic or foreign governmental, administrative or judicial authority necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on their respective businesses in the manner as they are now being conducted (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the invalidity or failure to be in full force and effect, or the failure to have any of the Company Permits, would neither, individually or in the aggregate, (a) have a Material Adverse Effect on the Company nor (b) prevent or materially delay the performance of this Agreement by the Company. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would neither, individually or in the aggregate,
(a) have a Company Material Adverse Effect on the Company nor (b) prevent or materially delay the performance of this Agreement by the Company.

    Section 3.19  MATERIAL CONTRACTS.

    (a) The Company Disclosure Schedules set forth a complete and correct list of all agreements of the following types to which the Company or any of its Subsidiaries is a party or may be bound (collectively, the "Material Contracts"): (i) employment, severance, termination, consulting and retirement agreements that are not terminable "at will"; (ii) agreements which involve future payments by the Company of more than $50,000 or which are not cancelable without penalty by the Company in less than 60 days, (iii) royalty and licensing agreements of the Company acting as a licensor; (iv) agreements with any labor organization or other collective bargaining unit; (v) agreements for the purchase, sale or lease of any real estate; (vi) agreements for the sale of assets material to the operation of the Company's business other than in the ordinary course of business or the grant of any preferential rights to purchase any such material assets; (vii) agreements which contain provisions

                                   ANNEX A-16
requiring the Company or any Subsidiary to indemnify any person not entered into in the ordinary course of business consistent with past practice; (viii) joint venture agreements or other agreements involving the sharing of profits;
(ix) agreements (including, without limitation, agreements not to compete and exclusivity agreements) that reasonably could be interpreted to impose any restriction on any business operations of the Company or the Company Subsidiaries, except for agreements containing restrictions that would not have a the Material Adverse Effect on the Company; or (x) any other agreements that are material to the conduct of the business of the Company and its Subsidiaries.

    (b) All the Material Contracts are valid and in full force and effect on the date hereof (except to the extent they have previously expired in accordance with their terms) and constitute legal, valid and binding obligations of, and are legally enforceable against, the Company or any of its Subsidiaries which is a party thereto, and to the knowledge of the Company, the other party or respective parties thereto. To the knowledge of the Company, there have been no threatened cancellations thereof and no outstanding disputes thereunder, except such that would not have a the Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in all material respects performed all the obligations under the Material Contracts required to be performed by the Company and its Subsidiaries to date. The Company is not in default, and to the Company's knowledge, no party is in default, in any material respect under any of the Material Contracts, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default, except for defaults which would not in the aggregate reasonably be expected to have a Material Adverse Effect. True and complete copies of all Material Contracts have been delivered to Parent or made available for inspection.

    Section 3.20 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of USBancorp Piper Jaffray to the effect that, as of the date of its opinion, the Offer Price and the Merger Consideration are fair from a financial point of view to the holders of shares of Company Common Stock.

    Section 3.21  TAX TREATMENT. [INTENTIONALLY OMITTED.]

    Section 3.22 TAKEOVER STATUTES AND CHARTER PROVISIONS. The Board of Directors of the Company has taken the necessary action to render control share acquisitions provisions and business combinations provisions of Indiana Law, and any other potentially applicable anti-takeover or similar statute or regulation inapplicable to this Agreement and the transactions contemplated hereby.

    Section 3.23  INTELLECTUAL PROPERTY MATTERS.

    (a) The Company and its Subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid license, sublicense, agreement or permission all items of Intellectual Property (as defined in Section 3.23(b)) necessary for their operations as presently conducted. The conduct of the Company's and its Subsidiaries' businesses as currently conducted does not interfere with, infringe upon, misappropriate or violate any of the Intellectual Property rights of any third party which would result in a Material Adverse Effect on the Company. To the best of the Company's knowledge and belief, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries which would result in a Material Adverse Effect on the Company.

    (b) The term "Intellectual Property" as used in this Agreement means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, technology, trade secrets, confidential business information (including ideas, formulae, algorithms,

                                   ANNEX A-17
models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

    Section 3.24 INSURANCE. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company, except where the failure to maintain such insurance would not be reasonably expected to have a Material Adverse Effect on the Company.

    Section 3.25 TITLE TO ASSETS; LIENS. The Company and each of its Subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the Company Balance Sheet, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations or (iii) as disclosed in the Company Commission Documents, and except for such matters, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company (any of the foregoing, a "Permitted Lien"). All leases under which the Company leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by the Company or, to the Company's knowledge, any other party thereto, which would reasonably be expected to have a Material Adverse Effect on the Company. The Company Disclosure Schedule sets forth all liens and security interests granted by the Company or any of its Subsidiaries to third parties, except for Permitted Liens.

    Section 3.26 OFFER DOCUMENTS. None of the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement"), any schedule required to be filed by the Company with the Commission or any amendment or supplement thereto, at the respective times such documents are filed with the Commission or first published, sent or given to the Company's stockholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to information supplied by the Parent or Merger Subsidiary specifically for inclusion in the Schedule 14D-9 or Information Statement or any amendment or supplement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, at the time such documents are filed with the Commission, or first published, sent or given to the Company's stockholders, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time the Company shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to the Schedule 14D-9 or the information supplied by the Company for inclusion or incorporation by reference in the Offer Documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the Commission and, as required by applicable law, disseminated to the stockholders of the Company, and in the event Parent shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or

                                   ANNEX A-18
amend any of the foregoing documents, the Company shall promptly amend or supplement such document as required and distribute the same to its stockholders.

    Section 3.27 MATERIAL INFORMATION. No representations or warranties by the Company in this Agreement and no statements or information contained in the Company Disclosure Schedule, or in any certificate furnished or to be furnished by the Company to Parent pursuant to the provisions of this Agreement, contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company that except as set forth in the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the "Parent Disclosure Schedules"):

    Section 4.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

    Section 4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the Parent Ancillary Agreements and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by the Company, each of this Agreement and the Parent Ancillary Agreements constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, in each case enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    Section 4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the Parent Ancillary Agreements and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby require no action by or in respect of, or filing by Parent or Merger Subsidiary with, any governmental body, agency, official or authority other than (a) the filing of a certificate and/or articles of merger in connection with the Merger in accordance with Indiana Law, Delaware Law and applicable laws of any other state, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Exchange Act, (d) compliance with any applicable requirements of the Securities Act, and (e) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay Parent's and/or Merger Subsidiary's consummation of the Merger.

    Section 4.4 NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the Parent Ancillary Agreements and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the articles of incorporation or certificate of incorporation, as the case may be, or by-laws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred

                                   ANNEX A-19
to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    Section 4.5 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company or at the time the stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 4.6 FINDERS' OR ADVISORS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

    Section 4.7 OFFER DOCUMENTS. None of the Offer Documents or any amendment or supplement thereto, at the respective times such documents are filed with the Commission or first published, sent or given to the Company's stockholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Parent or Merger Subsidiary with respect to information supplied by the Company specifically for inclusion in the Offer Documents or any amendment or supplement. None of the information supplied or to be supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Schedule 14D-9 or Information Statement will, at the time such documents are filed with the Commission or distributed to the Company's stockholders, contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time the Parent or Merger Subsidiary shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to the Offer Documents or the information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Schedule 14D-9 or Information Statement in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the Commission and, as required by applicable laws, disseminated to the stockholders of the Company, and in the event the Company shall advise Parent or Merger Subsidiary as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, Parent or Merger Subsidiary shall promptly amend or supplement such document as required and distribute the same to the Company's stockholders.

    Section 4.8 MATERIAL INFORMATION. No representations or warranties by Parent in this Agreement and no statements or information contained in the Parent Disclosure Schedule, or in any certificate furnished or to be furnished by Parent to the Company pursuant to the provisions of this Agreement,

                                   ANNEX A-20
contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

    Section 4.9 FUNDING. Parent and Merger Subsidiary have, or will have made available to them from their affiliates, all funds necessary to consummate the Offer and the Merger and to pay their related fees and expenses.

                                   ARTICLE 5
                            COVENANTS OF THE COMPANY

    The Company agrees that:

    Section 5.1. CONDUCT OF THE COMPANY. From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time without the prior written consent of Parent:

    (a) the Company will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate or articles of incorporation or by-laws;

    (b) the Company will not, and will not permit any Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than transactions between direct and/or indirect wholly owned Subsidiaries of the Company);

    (c) the Company will not, and will not permit any Subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or any of its Subsidiaries other than issuances of Company Common Stock pursuant to the exercise of Company Stock Options that are outstanding on the date of this Agreement;

    (d) the Company will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

    (e) the Company will not, and will not permit any Subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock, Company Convertible Securities or Company Subsidiary Convertible Securities, except for repurchases, redemptions or acquisitions required by or in connection with the terms of any Company Stock Plan;

    (f) the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards or any warrants;

    (g) the Company will not, and will not permit any Subsidiary of the Company to, (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries,
(iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase, other than customary periodic increases in the ordinary course of business, (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the

                                   ANNEX A-21

Company or any of its Subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change in control" to become a party to any such agreement or a participant in any such plan;

    (h) the Company will not, and will not permit any of its Subsidiaries to, acquire a material amount of assets or property of any other Person, other than the purchase of inventory in the ordinary course of business;

    (i) the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments or otherwise in the ordinary course of business;

    (j) except for any such change which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any Subsidiary of the Company to, change any method of accounting or accounting practice used by it;

    (k) the Company will not, and will not permit any Subsidiary of the Company to, enter into any joint venture, partnership or other similar arrangement;

    (l) the Company will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

    (m) the Company will not make or change any Tax election, settle any audit or file any amended Tax Returns, except in the ordinary course of business consistent with past practice; and

    (n) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

                                   ARTICLE 6
                              COVENANTS OF PARENT

    Parent agrees that:

    Section 6.1. OBLIGATIONS OF MERGER SUBSIDIARY. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

    Section 6.2  DIRECTOR AND OFFICER LIABILITY.

    (a) Parent will maintain in effect for not less than six years after the Effective Time, the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time; provided, however, that in order to maintain or procure such coverage, Parent shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 150% of the most recent annual premium paid by the Company prior to the date hereof (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

    (b) Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (the "Indemnified Parties") as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall survive the Effective Time and shall continue in full

                                   ANNEX A-22
force and effect in accordance with their respective terms. The provisions of this Section 6.2 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

    Section 7.1.  PROXY STATEMENT.

    (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company shall prepare and file with the Commission the Company Proxy Statement. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the purchase of Shares by Merger Subsidiary pursuant to the Offer, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger, unless otherwise required by the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel. No modification or withdrawal of such recommendation shall relieve the Company of its obligation to submit this Agreement and the transactions contemplated hereby to its stockholders in accordance with applicable law.

    No amendment or supplement to the Proxy Statement will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of any request by the Commission for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the Commission for additional information.

    (b) The information supplied by Parent for inclusion in the Proxy Statement shall not, at, (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company,
(ii) the time of the Company Meeting (as defined below), and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company. All documents that the Company is responsible for filing with the Commission in connection with the transactions contemplated herein will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    (c) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that Parent is responsible for filing with the Commission in connection with the transactions contemplated herein will

                                   ANNEX A-23
comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    Section 7.2. STOCKHOLDERS' MEETING. Unless stockholder action is taken by written consent, the Company shall call and hold a meeting of its stockholders (the "Company Meeting") as promptly as practicable following the purchase of Shares by Merger Subsidiary pursuant to the Offer for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Meeting as soon as practicable after such date. The Company shall set the record date for the Company Meeting or any action taken by written consent for the approval of the Merger as the date on which Merger Subsidiary becomes the record holder of all Shares purchased pursuant to the Offer. Parent shall cause all Shares purchased by Merger Subsidiary pursuant to the Offer and all other Shares owned by Parent or any other Subsidiary or affiliate of Parent to be voted in favor of the approval of the Merger.

    Section 7.3. REASONABLE BEST EFFORTS. The Company and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Offer and the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Offer and the Merger and the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Offer and the Merger and the other transactions contemplated by this Agreement.

    Section 7.4. CERTAIN FILINGS. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Company Proxy Statement, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

    Section 7.5. ACCESS TO INFORMATION. From the date hereof until the Effective Time, to the extent permitted by applicable law, the Company will upon reasonable request give Parent, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of the Company and its Subsidiaries during normal business hours, furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company; PROVIDED that no investigation of the Company's business shall affect any representation or warranty given by the Company hereunder, and the Company shall not be required to provide any such information if the provision of such information may cause a waiver of an attorney-client privilege. All information obtained by Parent or the Company pursuant to this Section 7.5 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated February 18, 2000 between Parent and the Company (the "Confidentiality Agreement").

                                   ANNEX A-24

    Section 7.6. PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any agreement with the American Stock Exchange may be issued prior to such consultation, if the party making the release or statement has used its reasonable efforts to consult with the other party.

    Section 7.7. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    Section 7.8.  NOTICES OF CERTAIN EVENTS.

    (a) Each of the Company and Parent shall promptly notify the other party of:

        (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

        (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

    (b) The Company and Parent shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

    Section 7.9.  NO SOLICITATION.

    (a) The Company and its Subsidiaries will not, and will use its reasonable best efforts to cause its respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in substantive discussions or negotiations with any Person with respect thereto, or in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any nonpublic information relating to it or its Subsidiaries or afford access to the properties, books or records of it or its Subsidiaries to, any Person that has made, or to such party's knowledge, is considering making, any Acquisition Proposal; PROVIDED, HOWEVER, that, in the event that (x) the Company shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this
Section 7.9, (y) prior to receipt of Company Stockholder Approval, the Board of Directors of the Company determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of this Superior Proposal, if the Company fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, there is a reasonable possibility that such Board of Directors would be in violation of its fiduciary duties under applicable law, and (z) after giving Parent three business day's notice of its intention to do so, the Company may (i) furnish information with respect to it and its subsidiaries to the Person making such Superior Proposal pursuant to a customary confidentiality agreement containing terms generally no less restrictive than the terms contained in the Confidentiality Agreement (but not containing any exclusivity provision and permitting the Person to

                                   ANNEX A-25
submit to the Board of Directors of the Company Acquisition Proposals with respect to the Company provided that any such Acquisition Proposal is subject to the approval of the Board of Directors of the Company) provided that a copy of all such written information is simultaneously provided to Parent and
(ii) participate in discussions and negotiations regarding such Superior
Proposal.

    (b) Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; PROVIDED that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their shares in connection with a tender offer except to the extent, after receiving a Superior Proposal, the Board of Directors of the Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of the Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it fails to make such a recommendation.

    (c) The Company will (A) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal and set forth the material terms thereof) the Parent after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and (B) will keep the Parent reasonably informed of any changes to the material terms of any such Acquisition Proposal or request. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated, and use reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal.

    For purposes of this Agreement, "Acquisition Proposal" means any written offer or proposal for, or any written indication of interest in, any (i) direct or indirect acquisition or purchase of a business or asset of the Company or any of its Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal for or in respect of all of the outstanding shares of Company Common Stock (i) on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with USBancorp Piper Jaffray or another financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal) are more favorable from a financial point of view to its stockholders than the Merger; and (ii) that constitutes a transaction that, in such Board of Directors' judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

                                   ANNEX A-26

    (d) The Company agrees that it will take the necessary steps promptly to inform its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 7.9.

    Section 7.10. TAKEOVER STATUTES. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are reasonable and legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

                                   ARTICLE 8
                            CONDITIONS TO THE MERGER

    Section 8.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

    (a) this Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with Indiana Law and the Company shall have complied with the information and notice requirements of Rule 14c-2 of the Exchange Act, if applicable;

    (b) any applicable waiting period (including any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated;

    (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

    (d) (i) all required approvals or consents of any governmental authority (whether domestic, foreign or supranational) in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired) unless the failure to receive any such approval or consent would not, and would not be reasonably expected to, have a Material Adverse Effect on Parent at or after the Effective Time and (ii) all such approvals and consents which have been obtained shall be on terms that would not, and would not reasonably be expected to, have a Material Adverse Effect on Parent at or after the Effective Time.

    Section 8.2. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

    (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

    (b) there shall not be instituted or pending any action or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, seeking to (i) restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any Subsidiary of Parent of all or any portion of the business of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or to compel Parent or any Subsidiary of Parent to dispose of or hold separate all or any portion of the business or assets of

                                   ANNEX A-27
the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries;
(ii) to impose or confirm limitations on the ability of Parent or any Subsidiary of Parent effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including, without limitation, the right to vote any shares of Company Common Stock (or shares of stock of the Surviving Corporation) on any matters properly presented to stockholders; or (iii) seeking to require divestiture by Parent or any Subsidiary of Parent of any shares of Company Common Stock (or shares of stock of the Surviving Corporation), if any such matter referred in subclauses
(i), (ii) and (iii) would, or would reasonably be expected to, have a Material Adverse Effect on Parent at or after the Effective Time;

    (c) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on Parent at or after the Effective Time;

    (d) since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company, nor shall there have occurred a change or event which would reasonably be expected to have a Material Adverse Effect on the Company;

    (e) the consent and waiver of Foothill Capital Corporation ("Foothill") with respect to the Offer and the Merger and the termination of the Company Warrant issued to Foothill shall have been obtained (the "Foothill Consent");

    (f) there shall not have been a subsequent development (including any settlement or final settlement offer from counsel for the plaintiffs) in any action or proceeding pending on the date of this Agreement relating to the Company or any of its Subsidiaries or there shall not have been instituted any action or proceeding subsequent to the date of this Agreement that would
(i) have a Material Adverse Effect on the Company, or (ii) make materially more costly (A) the making of the Offer, (B) the acceptance for payment of, or payment for, some or all of the shares pursuant to the Offer, (C) the purchase of shares pursuant to the Offer, or (D) the consummation of the Merger; or

    (g) the Company shall not have (i) petitioned or applied to any tribunal for or consented to the appointment of a receiver, (ii) admitted in writing its inability to pay its debts as they mature, (iii) made an assignment for the benefit of creditors, (iv) been adjudicated bankrupt or insolvent, (v) filed voluntarily or had filed against it a petition in bankruptcy or a petition or an answer seeking reorganization or any arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, dissolution or liquidation law or statute, or (vi) become unable to conduct its business, taken as a whole, substantially as currently conducted (including the purchase of inventory and supplies and the payment of liabilities).

    Section 8.3. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

    (a) (i) Each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

                                   ANNEX A-28

    (b) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on the business of the Surviving Corporation at or after the Effective Time; and

    (c) the Foothill Consent shall have been obtained.

                                   ARTICLE 9
                                  TERMINATION

    Section 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company and Parent:

    (a) by mutual consent of Parent and the Company;

    (b) (i) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, or any such representation and warranty shall have become untrue, in any such case such that Section 8.2(a) will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by the Company of written notice of such breach;

        (ii) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, or any such representation and warranty shall have become untrue, in any such case such that Section 8.3(a) will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by Parent of written notice of such breach;

    (c) by either Parent or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Offer or the Merger shall have become final and nonappealable;

    (d) by either Parent or the Company if (i) the Offer shall not have been consummated before October 23, 2000 or (ii) the Merger shall not have been consummated before December 22, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein; PROVIDED, HOWEVER, that this Agreement may be extended not more than 60 days by Parent or the Company by written notice to the other party if the Merger shall not have been consummated as a direct result of (i) the Company or Parent having failed to receive all regulatory approvals or consents required to be obtained by the Company or Parent with respect to the Offer or Merger or (ii) the existence of litigation or any governmental proceeding seeking to prevent or prohibit consummation of the Offer or the Merger; PROVIDED FURTHER, that this Agreement may be extended up to 90 days by Parent (and the Company agrees to such extension), in its sole discretion, in the event the Foothill Consent shall not have been obtained prior to the dates set forth in this Section 9.1(d); PROVIDED FURTHER, that the Company may not terminate this Agreement due to the failure to obtain the Foothill Consent prior to the expiration of the period referred to in the immediately preceeding proviso.

                                   ANNEX A-29

    (e) by the Company if it determines to accept a Superior Proposal; provided that such termination under clause (e) shall not be effective unless the Company gives notice to the Parent at least three business day prior to acceptance of a Superior Proposal and shall not be effective until the Company has delivered the Company Breakup Fee pursuant to Section 9.2(b). The Company shall not accept a Superior Proposal unless it terminates this Agreement.

    (f) by Parent, if the Board of Directors of the Company shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement, the Offer or the Merger, whether or not permitted by the terms hereof, or shall have failed to call the Company Stockholder Meeting, or shall have recommended a Superior Proposal (or the Board of Directors of the Company shall resolve to do any of the foregoing);

    (g) by Parent if the Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company's Stockholder Meeting or any adjournment or postponement thereof (except in connection with a breach by Parent of its covenants under this Agreement).

    (h) by the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company's Stockholder Meeting or any adjournment or postponement thereof (except in connection with a breach by the Company of its covenants under this Agreement).

    (i) by Parent if Parent or Merger Subsidiary, as the case may be, shall have terminated the Offer, or the Offer shall have expired, without Parent or Merger Subsidiary, as the case may be, purchasing any shares of Company Common Stock thereunder.

    Section 9.2.  EFFECT OF TERMINATION.

    (a) In the event of the termination of this Agreement by either the Company or Parent pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent or the Company, other than the provisions of this Section 9.2, Section 9.3 the confidentiality provisions hereof, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    (b) In the event of termination of this Agreement without consummation of the transactions contemplated hereby by the Company pursuant to Section 9.1(e) then the Company shall make payment to Parent simultaneously therewith by wire transfer of immediately available funds of a breakup fee in the amount of $1,250,000 (the "Company Breakup Fee") plus all expenses incurred by Parent in connection with the transactions contemplated hereby (which expenses shall not exceed $500,000 in the aggregate).

    (c) If (i) this Agreement is terminated without consummation of the transactions contemplated in this Agreement by the Company pursuant to
Section 9.1(h) and (ii) at the time of the vote on the Merger by the stockholders of the Company, an unsolicited Acquisition Proposal shall have been proposed, then the Company shall immediately make payment of the Company Breakup Fee plus all expenses incurred by Parent in connection with the transactions contemplated hereby (which expenses shall not exceed $500,000 in the aggregate) to the Parent by wire transfer of immediately available funds upon consummation of a Acquisition Proposal if such Acquisition Proposal is consummated within twelve (12) months from the time of the vote of the stockholders of the Company on the Merger and such consummated Acquisition Proposal is with the party (or an affiliate of the party) which had proposed an unsolicited Acquisition Proposal which was received by the Company prior to the Company's stockholders' vote on the Merger.

    Section 9.3. FEES AND EXPENSES. All expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same. The Company shall pay the expenses related to printing, filing and mailing of the Proxy Statement.

                                   ANNEX A-30

                                   ARTICLE 10
                                 MISCELLANEOUS

    Section 10.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

    if to Parent or Merger Subsidiary, to:

       Heico Holding, Inc.
       5600 Three First National Plaza
       Chicago, Illinois 60602
       Attention: Michael E. Heisley
       Facsimile No.: (312) 419-9417

    with a copy to:

       McDermott, Will & Emery
       227 West Monroe Street
       Chicago, Illinois 60606
       Attention: Helen R. Friedli, P.C.
       Facsimile No.: (312) 984-7700

    if to the Company, to:

       National-Standard Corporation
       1618 Terminal Road
       Niles, Michigan 49120
       Attention: Tim Wright
       Facsimile No.: (616) 683-0303

    with a copy to:

       Bell, Boyd & Lloyd, LLC
       Three First National Plaza
       Chicago, Illinois 60602-4207
       Attention: Patrick J. Maloney, Esq.
       Facsimile No.: (312) 372-2098

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

    Section 10.2. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

    Section 10.3.  AMENDMENTS; NO WAIVERS.

    (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time at any time prior to or after the receipt of the Company Stockholder Approval, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that after the receipt of any such approval, if any such amendment or waiver shall by law or in accordance with the rules and regulations

                                   ANNEX A-31
of the Amex requires further approval of stockholders, the effectiveness of such amendment or waiver shall be subject to the necessary stockholder approval.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    Section 10.4. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

    Section 10.5. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Indiana, without regard to principles of conflicts of law.

    Section 10.6. JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Indiana or Illinois, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

    Section 10.7. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    Section 10.8. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. No provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

    Section 10.9. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    Section 10.10. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable

                                   ANNEX A-32
manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    Section 10.11. NO PREJUDICE. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

    Section 10.12. WORDS IN SINGULAR AND PLURAL FORM; GENDER. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require and words importing one gender shall include the other two.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          NATIONAL STANDARD COMPANY

                                          By: ____________________________
                                          Name:
                                          Title:
                                          HEICO HOLDING, INC.

                                          By: ____________________________
                                          Name:
                                          Title:
                                          NS Acquisition Corp.

                                          By: ____________________________
                                          Name:
                                          Title:

                                   ANNEX A-33

                                   EXHIBIT A
                            CONDITIONS TO THE OFFER

    Notwithstanding any other term of the Offer or this Agreement, Parent or Merger Subsidiary, as the case may be, shall not be required to accept for payment or to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate (except as set forth in the last paragraph of this Exhibit A) or amend the Offer if at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

    (a) (i) the Company shall not have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the scheduled or extended expiration of the Offer, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall not be true and correct in all material respects at and as of the scheduled or extended expiration of the Offer as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) Parent shall not have received a certificate signed by an executive officer of the Company to the foregoing effect;

    (b) there shall have been instituted or pending any action or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, seeking to (i) restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any Subsidiary of Parent of all or any portion of the business of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or to compel Parent or any Subsidiary of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries;
(ii) to impose or confirm limitations on the ability of Parent or any Subsidiary of Parent effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including, without limitation, the right to vote any shares of Company Common Stock (or shares of stock of the Surviving Corporation) on any matters properly presented to stockholders; or (iii) seeking to require divestiture by Parent or any Subsidiary of Parent of any shares of Company Common Stock (or shares of stock of the Surviving Corporation), if any such matter referred in subclauses
(i), (ii) and (iii) would, or would reasonably be expected to, have a Material Adverse Effect on Parent at or after the scheduled or extended expiration of the Offer;

    (c) there shall have been any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Offer or the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on Parent at or after the scheduled or extended expiration of the Offer;

    (d) since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to the Company, or there shall have occurred a change or event which would reasonably be expected to have a Material Adverse Effect on the Company;

    (e) the consent and waiver of Foothill Capital Corporation ("Foothill") with respect to the Offer and the Merger and the termination of the Company Warrant issued to Foothill shall not have been obtained at the expiration of the Offer;

    (f) there shall have been a subsequent development (including any settlement or final settlement offer from counsel for the plaintiffs) in any action or proceeding pending on the date of this Agreement relating to the Company or any of its Subsidiaries or there shall have been instituted any action or proceeding subsequent to the date of this Agreement that would (i) have a Material Adverse

                                   ANNEX A-34

Effect on the Company, or (ii) make materially more costly (A) the making of the Offer, (B) the acceptance for payment of, or payment for, some or all of the shares pursuant to the Offer, (C) the purchase of shares pursuant to the Offer, or (D) the consummation of the Merger;

    (g) the Company shall have (i) petitioned or applied to any tribunal for or consented to the appointment of a receiver, (ii) admitted in writing its inability to pay its debts as they mature, (iii) made an assignment for the benefit of creditors, (iv) been adjudicated bankrupt or insolvent, (v) filed voluntarily or had filed against it a petition in bankruptcy or a petition or an answer seeking reorganization or any arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, dissolution or liquidation law or statute, or (vi) become unable to conduct its business, taken as a whole, substantially as currently conducted (including the purchase of inventory and supplies and the payment of liabilities);

    (h) this Agreement shall have been terminated in accordance with its terms;

    (i) Parent and the Company shall have agreed that Parent or Merger Subsidiary, as the case may be, shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

    (j) there shall not have been validly tendered and not withdrawn at the expiration of the Offer, a number of shares of Company Common Stock equal to at least a majority of the then outstanding shares of Company Common Stock.

    The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and may be asserted by Parent or Merger Subsidiary regardless of the circumstances giving rise to any such condition and may be waived by Parent and Merger Subsidiary, in whole or in part, at any time and from time to time, in the discretion of Parent and Merger Subsidiary. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment shall promptly be returned by the depositary to the tendering stockholders.

    If the Offer Condition specified in Section (g) of this Exhibit A shall not be satisfied due to the filing of an involuntary petition against the Company seeking the relief specified in such Section (g), Parent and Merger Subsidiary may not terminate the Offer until thirty (30) days after the filing of such involuntary petition if the involuntary petition shall not have been dismissed prior to that time.

                                   ANNEX A-35

                                                                         ANNEX B

[LOGO]

233 South Wacker Drive
Suite 3620
Chicago, IL 60606

312 920-2130
Fax 312 920-2145

                                          June 26, 2000

The Board of Directors
National-Standard Company

Members of the Board of Directors:

    National-Standard Company, an Indiana corporation (the "Company") and Heico Holdings, Inc., or its designated affiliate (the "Acquirer"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which (i) a wholly owned subsidiary of the Acquirer would commence a tender offer (the "Offer") for all the issued and outstanding shares of common stock of the Company (the "Shares") at a price of $1.00 per share net to the seller in cash (the "Consideration"), and (ii) following the consummation of the Offer, the subsidiary of the Acquirer would be merged with and into the Company (the "Merger"), with each Share, other than treasury Shares or Shares held by the Acquirer or any affiliate of the Acquirer or as to which dissenter's rights have been perfected, being converted into the right to receive $1.00 in cash. The Offer and the Merger are also referred to herein as the "Transaction."

    You have asked us whether, in our opinion, the Consideration to be received by the holders of the Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

    U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, the Company will pay us a fee that is not contingent upon the consummation of the Transaction. In addition, the Company has agreed to pay us an additional fee that is contingent upon the consummation of this, or any other, Transaction. In the past, we have been engaged by the Company to perform analyses of certain strategic alternatives and the potential impact of these alternatives on shareholder value. The Company has also agreed to indemnify us against certain liabilities in connection with this engagement.

    In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

        (i) Reviewed a draft of the Merger Agreement dated June 24, 2000;

        (ii) Reviewed the Annual Reports on Form 10-K for the Company for the three fiscal years ended September 30, 1997, 1998 and 1999;

       (iii) Reviewed the Quarterly Reports on Form 10-Q for the Company for the quarters ended December 31, 1999, and March 31, 2000;

        (iv) Reviewed unaudited financial results and certain other operating data for the Company for the period ended May 31, 2000 and certain financial forecasts for the Company;

        (v) Been informed by the Company of the potential effects of insolvency on the Company and the effect an insolvency could be expected to have with respect to the value of the Shares;

        (vi) Conducted discussions with members of senior management and representatives of the Company concerning the financial condition, liquidity, operating performance and balance sheet of the Company and the prospects for the Company, generally, and the matters described above in clauses (ii), (iii) and (iv), as well as the Company's business and prospects before and after giving effect to the Transaction, and conducted discussions with members of senior management and representatives of the Company concerning the matters described in clause (v) above;

       (vii) Reviewed the historical prices and trading activity for the Shares;

      (viii) Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant;

        (ix) Compared certain financial data of the Company with certain financial and securities data of companies we deemed similar to the Company.

    We have relied upon and assumed with your consent the accuracy, completeness and fairness of the financial statements, liquidity analysis, and other information provided by the Company or otherwise made available to us and have not assumed responsibility for independently verifying such information. We have assumed with your consent that the information provided pertaining to the Company has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company, and that the management of the Company is not aware of any information or facts that would make the information provided to us incomplete or misleading. We have also assumed with your consent that there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements or information made available to us.

    We have assumed, with your consent, that (i) the Company will be unable to secure alternative financing in sufficient time to provide working capital to continue operations, (ii) the Company may soon be in default under agreements with its vendors resulting in an unwillingness of vendors to continue relationships with the Company, (iii) as a result, it is unlikely that the Company will be able to continue as a going concern in the absence of consummation of the Transaction and would likely seek protection from creditors under the bankruptcy laws, and (iv) the likely result of a bankruptcy proceeding would be no value to Company shareholders.

    U.S. Bancorp Piper Jaffray has not been asked to, nor have we, solicited any alternative financing transactions or business combinations and we have relied on the Company's representations with respect the availability or absence of such alternatives.

    In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company, have not been furnished with any such appraisals or valuations, have made no physical inspection of the properties or assets of the Company and express no opinion regarding the liquidation value of the Company.

    We have also assumed with your consent that the final form of the Merger Agreement, as and when executed, will be the same in all material respects as the last draft thereof reviewed by us.

    Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject and at the Company's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matter.

    Our opinion is necessarily based upon the assumptions made and information available to us, facts and circumstances and economic, material and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which Shares have traded or at which such Shares may trade at any future time.

                                   ANNEX B-2

    It is understood that our opinion is intended solely for your benefit and use in connection with your evaluation of the Transaction and does not address any other aspect of the Merger or any other transaction related to the Transaction. Our opinion does not address the merits of your underlying decision to proceed with or effect the Transaction and does not constitute a recommendation to any shareholder whether to tender their Shares in the Offer or how any shareholder should vote or otherwise act with respect to the Merger or the Merger Agreement. Our opinion is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, without our prior written consent, except as provided in our engagement letter dated September 15, 1998 and amended May 26, 2000.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Shares of the Company pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

                                          Sincerely,
                                          U.S. BANCORP PIPER JAFFRAY INC.

                                   ANNEX B-3

PROXY               NATIONAL-STANDARD COMPANY COMMON STOCK              PROXY

                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE SPECIAL MEETING ON SEPTEMBER 22, 2000

     The undersigned appoints MICHAEL E. HEISLEY, SR. and STANLEY H. MEADOWS, or either of them, with full power of substitution, as proxies to vote all shares of Common Stock held by the undersigned at the Special Meeting of Shareholders of National-Standard Company to be held at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois at 10:00 a.m., local time, on September 22, 2000, and at any adjournment thereof.

     Unless otherwise marked, this proxy will be voted FOR item 1.

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                   PROMPTLY USING THE ENCLOSED ENVELOPE.


              (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                       (CONTINUED FROM THE OTHER SIDE)


MARK THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 26, 2000, by and among Heico Holding, Inc., NS Acquisition Corp., a Delaware Corporation ("Purchaser") and wholly-owned subsidiary of The Heico Companies, LLC, a Delaware limited liability company ("Parent"), and National-Standard Company (the "Company") pursuant to which Purchaser will be merged with and into the Company, with the Company as the surviving corporation; and (b) each outstanding share of the Company's common stock, par value $.01 per share (the "Shares"), other than Shares held by Parent, the Company or any of their respective subsidiaries, will be converted into the right to receive $1.00 in cash, without interest.

            [ ] FOR       [ ] AGAINST        [ ] ABSTAIN


                                        Dated:  ____________________, 2000


                                        ___________________________________

                                        ___________________________________
                                        Signature(s)

                                        Please sign exactly as your name
                                        appears. Joint owners should each
                                        sign personally.  Where applicable,
                                        indicate your official position or
                                        representation capacity.